UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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PANERA BREAD COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

April 16, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Panera Bread Company to be held at 10:30 a.m., Central Time, on Thursday, May 17, 2012 at the Four Seasons Hotel, 999 North 2nd Street, St. Louis, Missouri 63102.

At the Annual Meeting, you will be asked (i) to elect two directors to our Board of Directors, (ii) to approve, in a non-binding vote, the compensation of our named executive officers, and (iii) to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Board of Directors recommends that you vote for each of the proposals to be presented at the 2012 Annual Meeting.

We hope you will be able to attend the 2012 Annual Meeting. Whether or not you plan to attend, it is important that your shares are represented. Therefore, if you do not plan to attend the 2012 Annual Meeting, we urge you to promptly vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions.

On behalf of all of our team members and directors, I thank you for your continuing support and confidence.

Sincerely,

RONALD M. SHAICH

Chairman and Co-Chief Executive Officer

YOUR VOTE IS IMPORTANT We urge you to promptly vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card.

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 17, 2012

The 2012 Annual Meeting of Stockholders of Panera Bread Company will be held on Thursday, May 17, 2012 at 10:30 a.m., Central Time, at the Four Seasons Hotel, 999 North 2nd Street, St. Louis, Missouri 63102, to consider and act upon the following matters:

1. To elect two directors to our Board of Directors, each to serve for a term ending in 2015, or until his successor has been duly elected and qualified;

2. To approve, in a non-binding vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2012; and

4. To transact such other business as may properly come before the 2012 Annual Meeting and any adjournment thereof.

Stockholders of record on our books at the close of business on March 26, 2012 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the 2012 Annual Meeting personally, please vote your shares on the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy as soon as possible in the envelope provided. You may obtain directions to the location of the meeting by contacting our Investor Relations Coordinator at (800) 301-5566, ext. 6500. If you attend the meeting and prefer to vote at that time, you may do so.

By Order of the Board of Directors,

SCOTT G. BLAIR

Secretary

Dated: April 16, 2012

i

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Solicitation of Proxies

We are first mailing this proxy statement and the accompanying proxy card to stockholders on or about April 16, 2012 in conjunction with the mailing of our 2011 Annual Report to Stockholders. Our Board of Directors, or Board, solicits the accompanying proxy for use at our 2012 Annual Meeting of Stockholders to be held at 10:30 a.m., Central Time, on May 17, 2012, and any adjournment or postponement thereof. We will pay the cost of soliciting proxies. Our directors, officers and employees may assist in the solicitation of proxies by mail, telephone, facsimile, Internet and personal interview without additional compensation. We have also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies by mail, telephone, facsimile or Internet, or in person, for a fee of approximately $12,500, plus out-of-pocket expenses relating to the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the

2012 Annual Meeting of Stockholders to be Held on May 17, 2012:

This proxy statement and the 2011 Annual Report to Stockholders are available for viewing, printing and downloading at www.panerabread.com/about/investor/reports.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the fiscal year ended December 27, 2011, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Investor Relations Coordinator

Panera Bread Company

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

Telephone: (800) 301-5566, ext. 6500

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 27, 2011 are also available on the SEC’s website at www.sec.gov.

Proposals to be Voted Upon

The agenda for the 2012 Annual Meeting of Stockholders, or the Annual Meeting, will include the following proposals:

	Proposal	Board Recommendation

Proposal 1	To elect two directors to our Board, each to serve for a term ending in 2015 or until his respective successor has been duly elected and qualified	“FOR” each director nominee

Proposal 2	To approve, in a non-binding vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement	“FOR”

Proposal 3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2012	“FOR”

When you return your proxy properly signed (or vote on the Internet or by telephone), your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted in accordance with our Board’s recommendations set forth above with respect to Proposals 1, 2 and 3 and in the discretion of the persons named as proxies in the manner they believe to be in our company’s best interests as to other matters that may properly come before the Annual Meeting.

Voting Procedures

You may vote either in person, at the Annual Meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card not later than May 16, 2012, which is the day before the Annual Meeting, for your proxy to be valid and for your vote to count.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: (800) 652-8683.

•	Have the proxy card in hand.

•	Follow and comply with the recorded instructions before the deadline of 11:59 p.m., Eastern Time, on May 16, 2012, which is the day before the Annual Meeting.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.investorvote.com/PNRA.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site.

•	Submit the electronic proxy before the deadline of 11:59 p.m., Eastern Time, on May 16, 2012, which is the day before the Annual Meeting.

•	If you are not the stockholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

Telephone and Internet voting ends at 11:59 p.m., Eastern Time, on May 16, 2012. If you vote in a timely manner by the Internet or telephone, you do not have to return your proxy card for your vote to count. Please be aware that if you vote on the Internet, you may incur Internet access charges for which you will be responsible.

Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to vote by telephone or Internet. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the Annual Meeting, you may vote by ballot. If you want to vote in person at the Annual Meeting and you own your shares through a custodian, broker or other agent, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the Annual Meeting.

Shares represented by proxies on the enclosed proxy card will be counted in the vote at the Annual Meeting only if we receive your proxy card by May 16, 2012. Proxies submitted by the Internet or by telephone will be counted in the vote at the Annual Meeting only if they are received by 11:59 p.m., Eastern Time, on May 16, 2012.

Your properly completed proxy/voting instruction card will appoint William W. Moreton and Scott G. Blair as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Moreton is our President and Co-Chief Executive Officer and Mr. Blair is our Senior Vice President, Chief Legal Officer, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or to withhold your votes from either or both of the nominees for director;

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the non-binding resolution to approve the compensation of our named executive officers; and

•

vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2012, which we refer to as fiscal 2012.

All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of both of the nominees for director (Proposal 1), “FOR” approval of the compensation of our named executive officers (Proposal 2) and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 3).

Revocation of Proxies

You may revoke your proxy at any time before its use by casting a new vote on the Internet or by telephone or by delivering to us a duly executed proxy or written notice of revocation bearing a later date. If you execute a proxy but are present at the Annual Meeting, and you wish to vote in person, you may do so by revoking your proxy. Shares represented by valid proxies that are received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting.

Stockholders Entitled to Vote

Our Board has fixed March 26, 2012 as the record date for the Annual Meeting. You are entitled to vote (in person or by proxy) at the Annual Meeting if you were a stockholder of record on the record date. On the record date, we had 28,345,979 shares of Class A Common Stock outstanding (each of which entitles its holder to one vote), and 1,383,687 shares of Class B Common Stock outstanding (each of which entitles its holder to three votes). Unless indicated otherwise, we refer to our Class A Common Stock and Class B Common Stock in this proxy statement collectively as our “Common Stock.” Holders of Common Stock do not have cumulative voting rights.

Quorum

For all proposals on the agenda for the Annual Meeting, the holders of a majority in interest of the combined voting power of the Common Stock issued and outstanding entitled to vote must be present in person or by proxy to constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as broker non-votes (as described below), will be counted toward establishing a quorum.

Votes Required

For Proposal 1, each of the directors will be elected by a plurality vote of the combined voting power of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote. Shares for which the vote is properly withheld will not be counted toward the nominee’s achievement of a plurality. Broker non-votes, if any, will not be counted toward a nominee’s achievement of a plurality and will have no effect on the election of the directors.

The affirmative vote of the holders of a majority of the votes cast will be required for approval of the advisory vote on executive compensation (Proposal 2) and approval of the ratification of the selection of the independent registered public accounting firm (Proposal 3). Abstentions and broker non-votes will not be counted as votes in favor of, or with respect to, these proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of these proposals.

If you hold shares of Common Stock through a broker, your broker may under certain circumstances vote your shares if you do not timely return your proxy. Under applicable rules, brokers have discretion to vote customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 3) is considered a discretionary matter for this meeting and your broker will be able to vote on that matter even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the “say-on-pay” advisory vote (Proposal 2) are “non-discretionary” matters. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote your shares on those matters and those votes will be treated as “broker non-votes.”

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year.

Our Board currently consists of six directors. Class I consists of Fred K. Foulkes and Ronald M. Shaich, each with a term ending in 2014. Class II consists of Domenic Colasacco and Thomas E. Lynch, each with a term ending in 2012. Class III consists of Larry J. Franklin and William W. Moreton, each with a term ending in 2013.

At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring. Upon the recommendation of our Committee on Nominations and Corporation Governance, our Board has nominated Messrs. Colasacco and Lynch for re-election at the 2012 Annual Meeting as Class II directors, each to serve until 2015.

Director Qualifications

The following table and biographical descriptions provide information as of March 31, 2012 relating to each director and director nominee, including his age and period of service as a director of our company; his committee memberships; his business experience during the past five years, including directorships at other public companies; his community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude he should serve as a director of our company.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class II Directors Nominees to be elected at the 2012 Annual Meeting (terms expiring in 2015)

Domenic Colasacco Lead Independent Director Audit Committee (Chair) Compensation and Management Development Committee	63	Mr. Colasacco has served as a member of our Board since March 2000 and as our Lead Independent Director since January 2008. Since 1992, he has served as President and Chief Executive Officer of Boston Trust & Investment Management, a banking and trust company providing fiduciary and investment management services. He also serves as Chairman of its Board of Directors. Mr. Colasacco joined Boston Trust in 1974 after beginning his career in the research division of Merrill Lynch & Co. in New York City. Mr. Colasacco brings to our Board over 20 years of business and executive experience as well as a broad knowledge of public companies. Mr. Colasacco is our longest serving independent board member, with 12 years of board experience and extensive knowledge of our business and industry.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Thomas E. Lynch Committee on Nominations and Corporate Governance	52	Mr. Lynch has served as a member of our Board since March 2010, and he previously served as a member of our Board from June 2003 until December 2006. Mr. Lynch has served as a Senior Managing Director of Mill Road Capital, a private equity firm, since January 2005. From 2000 until December 2004, Mr. Lynch served as a Senior Managing Director of Mill Road Associates, a financial advisory firm that he founded in 2000. From 1997 through 2000, Mr. Lynch served as the Managing Director of Lazard Capital Partners, a private equity firm that he founded. Prior to 1997, Mr. Lynch served as a Managing Director at the Blackstone Group, an investment and advisory firm, and as a senior consultant at the Monitor Company, a strategic consulting firm. Mr. Lynch’s extensive experience as a director includes service on the boards of Galaxy Nutritional Foods, Inc., a national food products company, from May 2009 until June 2009, Golub Capital BDC Inc., a privately held debt financing and equity investment company, from March 2010 until May 2010, Rubio’s Restaurants Inc., a privately held restaurant company, since August 2010, and Physicians Formula Holdings, Inc., a publicly traded cosmetics company, since April 2010. Mr. Lynch brings to our Board 22 years of experience as an investor in and manager of publicly traded companies in the retail and restaurant industries.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class III Directors (terms expiring in 2013)

Larry J. Franklin Audit Committee Compensation and Management Development Committee Committee on Nominations and Corporate Governance (Chair)	63	Mr. Franklin has served as a member of our Board since June 2001. He has served as the President and Chief Executive Officer of Franklin Sports, Inc., a branded sporting goods manufacturer and marketer, since 1986. Mr. Franklin joined Franklin Sports, Inc. in 1970 and served as its Executive Vice President from 1981 until 1986. Mr. Franklin currently serves on the Board of Directors of Bradford Soap International, Inc., a private manufacturer of private label soaps. He also has served as Chairman of the Board of Directors of the Sporting Goods Manufacturers Association, a global trade association of manufacturers, retailers and marketers in the sports product industry since October 2009, and as a member of its Executive Committee since 2000. Mr. Franklin’s leadership experience, particularly as a chief executive officer for 26 years, and broad functional skill set give him an appreciation for the business practices that are critical to the success of a large, growing company such as ours. During his 11-year tenure on our Board, Mr. Franklin has developed significant company and industry-specific experience.

William W. Moreton President and Co-Chief Executive Officer	52	Mr. Moreton has served as our President and Co-Chief Executive Officer since March 2012 and a member of our Board since May 2010. Mr. Moreton previously served as our President and Chief Executive Officer from May 2010 until March 2012, our Executive Vice President & Co-Chief Operating Officer from November 2008 until May 2010 and our Executive Vice President and Chief Financial Officer from October 1998 until March 2003. Prior to rejoining us in 2008, Mr. Moreton served as President and Chief Financial Officer of Potbelly Sandwich Works LLC, a restaurant chain, from April 2005 until January 2007. From January 2004 until April 2005, Mr. Moreton served as Chief Executive Officer of Baja Fresh, a subsidiary of Wendy’s International, Inc. Prior to Baja Fresh, Mr. Moreton served as Executive Vice President, Subsidiary Brand Management for Wendy’s, where he assisted with strategy and growth of developing brands. Mr. Moreton also served as Executive Vice President and Chief Financial Officer of Quality Dining, Inc., a leading national franchisee restaurant company. Mr. Moreton brings to our Board more than 20 years of expertise and leadership experience in the restaurant industry.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class I Directors (terms expiring in 2014)

Fred K. Foulkes, D.B.A. Audit Committee Compensation and Management Development Committee (Chair) Committee on Nominations and Corporate Governance	70	Dr. Foulkes has served as a member of our Board since June 2003. Dr. Foulkes, a professor of organization behavior at the Boston University School of Management since 1980, founded the Human Resources Policy Institute at the Boston University School of Management in 1981. From 1968 until 1980, Dr. Foulkes was a member of the Harvard Business School faculty. Dr. Foulkes served on the Board of Directors and was chairman of the Compensation Committee of Bright Horizons Family Solutions, a provider of employer-sponsored child care, early education and work/life consulting services, until its acquisition in May 2008 by Bain Capital. Dr. Foulkes brings to our Board a deep understanding of business strategy, human resources management and executive compensation and leadership, and he has written and edited numerous books, articles and case studies in the field of human resources management, including executive compensation. Dr. Foulkes brings to our Board his considerable experience as the founder and director of the Human Resources Policy Institute at the Boston University School of Management, through which he has regular contact with the senior executives of many large, U.S. companies. During his tenure as a member of our Board, Dr. Foulkes has gained additional expertise in the restaurant industry.

Ronald M. Shaich Chairman and Co-Chief Executive Officer	58	Mr. Shaich is the founder of our company and has served as a member of our Board since March 1981. Mr. Shaich has led our Board since 1988, serving as Chairman since May 1999 and Co-Chairman from January 1988 until May 1999. Mr. Shaich has served as our Co-Chief Executive Officer since March 2012, and he previously served as our Chief Executive Officer from May 1994 until May 2010 and our Co-Chief Executive Officer from January 1988 until May 1994. Mr. Shaich serves as a director of the non-profit Lown Cardiovascular Research Foundation and as a trustee of the non-profit Rashi School. Mr. Shaich has over 30 years of leadership experience in the restaurant industry and has provided the strategic vision that has driven our company’s growth and performance.

Corporate Governance Matters

Our Board has long believed that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the Corporate Governance page of the About Us — Investor Relations section of our website at www.panerabread.com. Alternatively, you can request a copy of any of these documents by writing to our Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Principles and Practices to assist it in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles, which provide a framework for the conduct of our Board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Stock Ownership Guidelines

Our Board believes that each non-employee director should acquire and hold shares of our stock in an amount that is meaningful and appropriate to such director. Accordingly, our Board has adopted stock ownership guidelines that require each non-employee director to own shares of our Class A common stock having a total value of five times the annual cash retainer paid to such director for service on our Board, which does not include fees paid for service as a committee chairman or Lead Independent Director. Each non-employee director is required to attain such ownership by the fifth annual meeting following their election to the Board.

Board Determination of Independence

Under the applicable rules of the Nasdaq Stock Market, or Nasdaq, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Messrs. Colasacco, Foulkes, Franklin or Lynch has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Director Nomination Process

The process followed by the Committee on Nominations and Corporate Governance to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee on Nominations and Corporate Governance and the Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Committee on Nominations and Corporate Governance applies the criteria specified in our Corporate Governance Principles and Practices. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of stockholders. The Committee on Nominations and Corporate Governance does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Principles and Practices provide that an objective of Board composition is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that nominees for our Board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

The director biographies on pages 5 to 8 indicate each nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he should continue to serve as a member of our Board. Our Board believes that each of the nominees has had substantial achievement in his professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Committee on Nominations and Corporate Governance for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least a year as of the date such recommendation is made, to the Committee on Nominations and Corporate Governance, c/o Secretary, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee on Nominations and Corporate Governance will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee on Nominations and Corporate Governance or the Board, by following the procedures set forth under “Stockholder Proposals for 2013 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met five times during the fiscal year ended December 27, 2011, which we refer to as fiscal 2011, either in person or by teleconference. During fiscal 2011, each of our directors attended all of the Board meetings and at least 75% of the meetings of the committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Principles and Practices provide that our directors are expected to attend the annual meeting of stockholders. All of the members of our Board attended the 2011 Annual Meeting of Stockholders.

Board Leadership Structure

Mr. Shaich serves as Chairman of our Board and Co-Chief Executive Officer. Our Board believes that combining the Chairman and Co-Chief Executive Officer positions fosters clear accountability, effective decision-making and alignment of corporate strategy and is the appropriate leadership structure for us at this time. Our Board believes this leadership structure is particularly appropriate for our company given Mr. Shaich’s long history with our company, his extensive knowledge of and experience with our business and industry and his ability to effectively identify strategic priorities for our company. As Co-Chief Executive Officer, Mr. Shaich expects to continue to focus on long-term projects to maintain and evolve our competitive positioning. Our Board also believes that Mr. Shaich’s combined role of Chairman and Co-Chief Executive Officer promotes effective execution of strategic goals and facilitates information flow between management and our Board. Nevertheless, our Board intends to carefully evaluate from time to time whether the Chairman and Co-Chief Executive Officer positions should continue to be combined based on what the Board believes is best for our company and stockholders.

As Mr. Shaich is not an independent director, our Board elected Mr. Colasacco as Lead Independent Director, a position to which he was initially elected in January 2008 and to which he was re-elected in each year since then. The Lead Independent Director Position Duty Statement adopted by our Board is posted on the Corporate Governance page of the About Us — Investor Relations section of our website, www.panerabread.com.

Pursuant to our Corporate Governance Principles and Practices and the Lead Independent Director Position Duty Statement, the Lead Independent Director is responsible for, among other matters:

•	advising the Chairman regarding Board meeting schedules;

•	approving the agendas for Board meetings;

•	advising the Chairman regarding information sent to the Board;

•	interviewing Board candidates and assisting the Board and the company with compliance with and implementation of our Corporate Governance Principles and Practices;

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling meetings of and presiding at executive sessions of the Board’s independent directors;

•	acting as a principal liaison between the independent directors and the Chairman; and

•	participating with the Compensation and Management Development Committee in its evaluation of our Co-Chief Executive Officers, and discussing with them their performance.

Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development, independent leadership and management oversight.

Board Committees

Our Board has established three standing committees — the Audit Committee, the Compensation and Management Development Committee and the Committee on Nominations and Corporate Governance, each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted on the Corporate Governance page of the About Us — Investor Relations section of our website, www.panerabread.com.

Our Board has determined that all of the members of each of its three standing committees are independent as defined under the rules of Nasdaq, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee

The responsibilities of our Audit Committee include:

•	selecting, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with management and our independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing and discussing with management our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	advising the Board with respect to our policies and procedures regarding compliance with the applicable laws and regulations and with our Standards of Business Conduct;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by the rules of the SEC (which report is included on page 19 of this proxy statement).

The members of the Audit Committee are Mr. Colasacco (Chair), Dr. Foulkes and Mr. Franklin. Our Board has determined that Mr. Colasacco is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during fiscal 2011.

Compensation and Management Development Committee

The responsibilities of our Compensation and Management Development Committee, which we refer to as the Compensation Committee, include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our Chairman and Co-Chief Executive Officer and our President and Co-Chief Executive Officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our Chairman and Co-Chief Executive Officer and our President and Co-Chief Executive Officer;

•	determining the compensation of our other executive officers;

•	reviewing and making recommendations to the Board with respect to management succession planning; and

•	overseeing and administering our cash and equity incentive plans.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the Compensation Committee are Dr. Foulkes (Chair) and Messrs. Colasacco and Franklin. The Compensation Committee met four times during fiscal 2011.

Committee on Nominations and Corporate Governance

The responsibilities of the Committee on Nominations and Corporate Governance include:

•	determining the skills and qualifications required of directors and developing criteria to be considered in selecting potential candidates for Board membership;

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and making recommendations to the Board with respect to our Corporate Governance Principles and Practices; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Committee on Nominations and Corporate Governance in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of the Committee on Nominations and Corporate Governance are Mr. Franklin (Chair), Mr. Lynch and Dr. Foulkes. The Committee on Nominations and Corporate Governance met four times during fiscal 2011. Through November 11, 2011, the members of the Committee on Nominations and Corporate Governance were Mr. Franklin (Chair), Dr. Foulkes and Charles J. Chapman III. Mr. Chapman ceased serving as a director on November 11, 2011, following his appointment as an Executive Vice President of the Company.

Risk Oversight

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on Panera and the steps we take to manage them. In addition, our Compensation and Management Development Committee assists the Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Committee on Nominations and Corporate Governance assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Independent Director and the Chairman of the Committee on Nominations and Corporate Governance, with the assistance of our Chief Legal Officer, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chief Legal Officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o Secretary, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Additionally, we have established a confidential process for reporting, investigating and resolving employee and other third party concerns related to accounting, auditing and similar matters under the Sarbanes-Oxley Act of 2002. Stockholders may confidentially provide information to one or more of our directors by contacting a representative at our Ethics Hotline who will forward the information to the appropriate director. The Ethics Hotline is operated by an independent, third party service. Within the United States and Canada, the Ethics Hotline can be reached by dialing toll-free (888) 840-4151 or by email at PaneraEthicsHotline@tnwinc.com.

Standards of Business Conduct

We have adopted a written Standards of Business Conduct, a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Standards of Business Conduct on the Corporate Governance page of the About Us — Investor Relations section of our website, which is located at www.panerabread.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Standards of Business Conduct.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Messrs. Colasacco and Franklin and Dr. Foulkes served on the Compensation Committee during fiscal 2011. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with us during fiscal 2011 that require disclosure under the proxy rules and regulations promulgated by the SEC.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers as of March 31, 2012, who are not also directors, is set forth below. Generally, our Board elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Positions(s)
Charles J. Chapman III	49	Executive Vice President
John M. Maguire	46	Executive Vice President and Chief Operating Officer
Scott G. Davis	48	Executive Vice President, Chief Concept and Innovation Officer
Scott G. Blair	54	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Mark A. Borland	59	Senior Vice President, Chief Supply Chain Officer
Elizabeth A. Dunlap	50	Senior Vice President, Chief People Officer
Blaine Hurst	55	Senior Vice President, Technology and Transformation
Thomas C. Kish	46	Senior Vice President, Chief Information Officer
Michael J. Kupstas	55	Senior Vice President, Chief Franchise Officer
Michael J. Nolan	52	Senior Vice President, Chief Development Officer
Michael D. Simon	53	Senior Vice President, Chief Marketing Officer
William H. Simpson	49	Senior Vice President, Chief Company and Joint Venture Operations Officer

Charles J. (Chuck) Chapman III.    In November 2011, Mr. Chapman, joined our management team as Executive Vice President, and he is responsible for Development, New Business, Licensing and International.

Mr. Chapman served on our Board from January 2008 until November 2011. From January 2001 until October 2011, Mr. Chapman served in several leadership positions at Dairy Queen, a wholly-owned subsidiary of Berkshire Hathaway, including most recently as Chief Operating Officer. Mr. Chapman also previously served as Chief Operating Officer of Bruegger’s Bagels Inc. and as President and co-Owner of Beantown Bagels, a Bruegger’s franchise. Additionally, he has held various marketing and operations positions with Darden Restaurants and began his career with the consulting firm Bain & Company.

John M. Maguire.    Mr. Maguire has served as Chief Operating Officer since March 2008 and as our Executive Vice President since April 2006. Mr. Maguire previously served as our Senior Vice President, Chief Company and Joint Venture Operations Officer from August 2001 until April 2006. Mr. Maguire joined us in April 1993 and, until July 2001, served in various positions, including Vice President, Bakery Operations and Vice President, Commissary Operations. Mr. Maguire serves as a member of the Trustee Board of the South Shore Health and Educational Foundation, a non-profit corporation.

Scott G. Davis.    Mr. Davis has served as our Executive Vice President, Chief Concept and Innovation Officer since May 2010, prior to which he served as our Senior Vice President, Chief Concept Officer since May 1999. Mr. Davis joined us in 1987, and from May 1996 until May 1999 served as our Director of Concept Services and Customer Experience.

Scott G. Blair.    Mr. Blair has served as our Senior Vice President, Chief Legal Officer, General Counsel and Secretary since January 2008. From March 2003 until January 2008, Mr. Blair served as our Special Counsel for Employee Relations and also maintained a sole proprietorship law firm concentrating on employment law.

Mark A. Borland.    Mr. Borland has served as our Senior Vice President, Chief Supply Chain Officer since August 2002. Mr. Borland joined our company in 1986 and held management positions with Au Bon Pain and Panera Bread divisions until 2000, including Executive Vice President, Vice President of Retail Operations, Chief Operating Officer and President of Manufacturing Services. From March 2000 until March 2001, Mr. Borland served as Senior Vice President of Operations at RetailDNA, a provider of sales and marketing products, then rejoined us as a consultant in 2001.

Elizabeth A. Dunlap.    Ms. Dunlap has served as our Senior Vice President, Chief People Officer since June 2011. Ms. Dunlap previously served as Chief Human Resources Officer for Christie’s in New York City from March 2008 until May 2010, where she led a global team in support of operations in 30 countries. From March 1997 until March 2008, she held several positions at Campbell Soup Company, including as Vice President of Human Resources for Campbell’s Away From Home division and then as Vice President for Godiva Chocolatier. She has also held human resources leadership positions at Sizzler Restaurants and Disney Consumer Products, as well as various human resources positions at Taco Bell and Carnation/Nestle.

Blaine Hurst.    Mr. Hurst has served as our Senior Vice President, Technology and Transformation since January 2011. From October 2002 to January 2011, Mr. Hurst was an entrepreneur and independent consultant, assisting numerous restaurant, retail and distribution companies in their development and growth. From January 2001 to October 2002, Mr. Hurst served at eMac Digital, LLC as President — Restaurant Technology Solutions. He also served as Vice Chairman and President, Executive Vice President — Chief Administrative Officer and Vice President — Information Services, at Papa John’s International Inc., a chain restaurant operator, from February 1995 to December 2000. Before joining Boston Chicken as its Vice President — Information Services in 1993, Mr. Hurst was a consulting division Partner with Ernst & Young, founding the firm’s Center for Information Technology Planning and Development.

Thomas C. Kish.    Mr. Kish has served as our Senior Vice President, Chief Information Officer since December 2004. From April 2001 until December 2004, Mr. Kish served as our Vice President, Chief Information Officer. Prior to joining us, Mr. Kish was Vice President, Information and Support Services for Papa John’s International, a chain restaurant operator, from 1995 until 2001.

Michael J. Kupstas.    Mr. Kupstas has served as our Senior Vice President, Chief Franchise Officer since September 2001. Mr. Kupstas joined us in 1996 and, until September 2001, served in various positions, including Vice President, Franchising and Brand Communications and Vice President, Company and Franchise Operations. Prior to joining us, Mr. Kupstas served as Senior Vice President/Division Vice President for Long John Silver’s, Inc., a chain restaurant operator. Mr. Kupstas is also chairman of the Board of Directors of Operation Food Search, a non-profit corporation.

Michael J. Nolan.    Mr. Nolan has served as our Senior Vice President, Chief Development Officer since he joined us in August 2001. From December 1997 until March 2001, Mr. Nolan served as Executive Vice President and Director for John Harvard’s Brew House, L.L.C., a chain restaurant operator, and as Senior Vice President, Development, for American Hospitality Concepts, Inc., a chain restaurant operator. Prior to December 1997, Nolan held various positions at Apple South Incorporated, a chain restaurant operator, Morrison Restaurants, Inc., a chain restaurant operator, Cardinal Industries, Inc., a private real estate development company, and Nolan Development and Investment, a private development company.

Michael D. Simon.    Mr. Simon has served as our Senior Vice President, Chief Marketing Officer, since October 2009. Prior to joining us, Mr. Simon served in various positions at Campbell Soup Company and its subsidiaries from 1992 until October 2009, including Senior Vice President/General Manager of the Snacks Division at Pepperidge Farm, Inc., as well as senior marketing positions within Pepperidge Farm’s Bakery Division and Godiva Chocolatier, Inc. Prior to 1992, Mr. Simon held several marketing positions at Ralston Purina Company.

William H. Simpson.    Mr. Simpson has served as our Senior Vice President, Chief Company and Joint Venture Operations Officer since April 2006 and previously served as our Vice President, Retail Operations from February 2005 until April 2006. From November 2002 until February 2005, Mr. Simpson served as our Director of Retail Operations and Joint Venture Partner. From June 1998 until November 2002, Mr. Simpson served as Vice President of Franchise Operations and Regional Vice President of Company Operations for Bennigan’s Restaurants, a chain restaurant operator.

Executive Compensation Processes

The Compensation Committee has implemented an annual performance review program for our executives under which annual performance goals are determined early in each calendar year for each of our executive officers. These goals may include both corporate goals and individual department specific goals that facilitate the achievement of corporate performance. Annual bonuses are tied to the achievement of these performance goals.

The payment of an incentive bonus to our President and Co-Chief Executive Officer and our Chairman and Co-Chief Executive Officer is determined by our Board on recommendation from the Compensation Committee, and the payment of an incentive bonus to our other executive officers is determined by the Compensation Committee on recommendation from the President and Co-Chief Executive Officer, in each case following a review of the achievement of annual performance goals.

During the first calendar quarter of each year, we evaluate individual and corporate performance against the goals for the recently completed year. Our President and Co-Chief Executive Officer presents to the Compensation Committee an evaluation of each of the other executive officers, as well as a recommendation for annual executive salary increases, if any. These evaluations and recommendations are then discussed by the Compensation Committee, which approves salary and any other awards for the executives. In the case of each of our President and Co-Chief Executive Officer and our Chairman and Co-Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which recommends his compensation changes, if any, to the Board for consideration and approval.

For all executives, annual base salary increases and annual bonuses, to the extent awarded, are implemented during the first calendar quarter of the year. In addition, during the third quarter of each year, the Compensation

Committee and Board grant long-term equity and performance awards under our 2005 Long Term Incentive Program to our executive officers. Newly hired and promoted executives may be granted supplemental awards at a committee meeting following their hiring or promotion dates.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2012, the Compensation Committee retained an independent compensation consultant, W.T. Haigh & Company, to assist the Company with its review of the “Compensation Discussion and Analysis”.

Risk Considerations in Executive Compensation

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and our Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate and long-term corporate performance and generally are tied to the achievement of company-wide and individual department specific goals. Additionally, with respect to the variable portions of compensation, company-specific measurements must represent at least 50% of the total for our annual incentive bonuses and 100% of the measurements for our 3-Year Performance Awards. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our company and stockholders. Further, we believe that these variable elements of compensation constitute a sufficient percentage of overall compensation to motivate our executives to produce superior short, intermediate and long-term corporate results, while the fixed element is also sufficiently high that our executives are not encouraged to take unnecessary or excessive risks in doing so.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. The policy also permits the Chairman of the Audit Committee and the Chief Legal Officer to review proposed related person transactions that arise between committee meetings, subject to review, approval and ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. The committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined the following interests are not material, and, accordingly, a transaction or arrangement with an entity in which the related person’s sole interest is one of the following will not be considered a related person transaction:

•	Interests arising only because a related person is a director of an entity that is involved in the transaction or arrangement; or

•	Interests arising only from the ownership by one or more related persons of less than a 10% equity interest in the entity involved in the transaction, excluding general partnership interests; or

•

Interests arising only because a related person is an executive officer of an entity involved in the transaction, and (1) all related persons hold less than a 10% equity interest of the entity involved in the transaction, (2) the related person and immediate family members have and are not negotiating the transaction and have and will not receive any related special benefits, and (3) the transaction amount involves less than the greater of (A) $200,000 or (B) 5% of the annual gross revenues of the company receiving payment in the transaction; or

•	Interests arising only from the ownership of a class of our company’s stock if all stockholders of that class receive the same benefit on a pro rata basis; or

•	Interests arising only because a significant stockholder or an immediate family member is indebted to us.

In addition, our Board has determined that the following transactions are not related person transactions for purposes of this policy:

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee or our Board, as applicable; or

•	A transaction that involves compensation to a director for services as a director of our company if such compensation is reported pursuant to applicable law; or

•	A transaction that is specifically contemplated by provisions of our Certificate of Incorporation or by-laws; or

•	A transaction awarded under a competitive bid process.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Board or the Compensation Committee in the manner specified in its charter and consistent with our policies.

Related Person Transactions

Since December 29, 2010 (the beginning of our most recently completed fiscal year), we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described above under “Compensation of Directors,” “Employment Arrangements with Executive Officers” and “Executive Compensation.”

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed our audited financial statements for fiscal 2011 and has discussed these financial statements with our management and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees) as modified or supplemented.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 27, 2011.

By the Audit Committee of the Board of Directors of Panera Bread Company.

Domenic Colasacco (Chair)
Fred K. Foulkes
Larry J. Franklin

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Overview of Our Compensation Objectives and Philosophy

Our executive compensation program is designed to (1) provide a compensation package that is reasonable and competitive within the industry in order to attract and retain qualified and talented executives, (2) provide incentives to drive our short, intermediate and long term performance and (3) motivate our executive officers and align their interests with those of our stockholders in order to attain our ultimate objective of increasing stockholder value.

We offer total compensation packages at levels we consider to be competitive with companies of similar size in the restaurant industry. In determining our executive officer compensation, we may consider generally available source material on companies in the restaurant industry from business periodicals, proxy statements, and other resources. From time to time, we may consider publicly available compensation data from national companies that we believe are generally comparable to us in terms of size, organization structure and growth characteristics, and against which we believe we compete for executive talent. We may also engage third party advisors to perform compensation analysis and peer company benchmarking studies for us to assist our Compensation Committee in its evaluation of executive compensation.

Our executive compensation program provides incentives that are based on short-, intermediate- and long-term operating and financial performance metrics that are designed to drive our overall performance over the short-, intermediate- and long-term. Our annual incentive bonus rewards achievement of company-wide goals, which drive our performance for each year, and may be adjusted if our performance falls short of or exceeds our pre-tax earnings targets, which we establish as a general measure of our company performance. Our long-term incentive program includes equity awards and cash awards that tie to the achievement of intermediate and long-term performance metrics, which, in addition to specific earnings per share, or EPS, metrics, may also include metrics that we have identified as direct or indirect components or drivers of earnings growth.

Say-on-Pay Feedback from Stockholders

In 2011, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of over 90% of the total votes cast at our 2011 annual meeting of stockholders. In addition, at our 2011 annual meeting of stockholders, a majority of our stockholders supported an annual vote on our executive compensation and, in response, our Compensation Committee determined to hold an annual vote on the matter. Annually, our Compensation Committee intends to review the results of the advisory vote and will consider this feedback as it completes its annual review of each pay element and the total compensation packages for our named executive officers with respect to the next fiscal year.

Elements of Compensation

Our executive compensation program is essentially the same as the compensation program for all of our full-time management employees, with appropriate modifications based on the employee’s organization level or position within the organization. Our full-time management compensation program is comprised of three basic elements:

•	Base Salary, with annual discretionary increases;

•

Annual Incentive Bonus, for which target eligibility varies by organization level, with award payments ranging from zero to two times the target bonus based on company-wide, and in some cases, department specific, or, with respect to management employees who are not executive officers, individual performance metrics, in each case, as modified based on overall company financial performance and subject to adjustment by our Compensation Committee; and

•

Long-Term Incentive Compensation, which includes varying levels of cash and equity awards based upon organization level, position and company performance against key metrics that drive long-term stockholder value.

Because our primary objective is to provide incentives that drive our performance, perquisites are an insignificant element of our executive compensation program. We do not have employment agreements with any of our executive officers and we do not provide benefits by reason of retirement (other than under our 401(k) plan), except with respect to Mr. Shaich, our Chairman and Co-Chief Executive Officer, as described below. We provide standard employee benefits, which we make available to all of our full-time salaried management employees.

Determining Executive Compensation

Our executive compensation is tied in part to the organization levels of our executive officers, which are comprised of Co-Chief Executive Officer, Executive Vice President and two Senior Vice President levels. Each component of the compensation of our President and Co-Chief Executive Officer, Mr. Moreton, and our Chairman and Co-Chief Executive Officer, Mr. Shaich, is established by our Board upon the recommendation of our Compensation Committee, with third party advisory support as determined appropriate by our Compensation Committee. Each component of the compensation of our other executive officers is established by our Compensation Committee, upon the recommendation of our Co-Chief Executive Officers and any third party advisers as determined appropriate.

Our Compensation Committee’s goal is to determine an appropriate mix between cash payments and equity incentive awards to meet short, intermediate and long-term goals and objectives. The mix of compensation is designed to reward recent achievements and drive long-term company performance. At the target level of performance, variable, at risk annual incentive bonuses and long-term incentive compensation are designed to constitute a significant percentage of an executive’s total compensation. Set forth in the following table are the target percentages and actual percentages for salary, annual incentive bonus and long-term incentive compensation earned in fiscal 2011 by (i) our principal executive officer, (ii) our former principal financial officer, (iii) the three other most highly compensated executive officers, each of whose total compensation exceeded $100,000 for fiscal 2011 and (iv) one additional officer for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal 2011. The officers described in (i) — (iv) are collectively referred to as our named executive officers.

	Fiscal 2011 Target Compensation Mix			Actual Fiscal 2011 Compensation Mix
		Tied to Panera Performance			Tied to Panera Performance
Name	Salary	Target annual incentive bonus	Target long-term incentive compensation(1)	Salary	Actual annual incentive bonus	Actual long-term incentive compensation(2)

William W. Moreton President and Co-Chief Executive Officer	30%	29%	41%	29%	23%	48%

Ronald M. Shaich Chairman and Co-Chief Executive Officer	21%	21%	58%	18%	14%	68%

Jeffrey W. Kip(3) Former Executive Vice President and Chief Financial Officer	39%	17%	44%	35%	13%	52%

John M. Maguire Executive Vice President, Chief Operating Officer	36%	18%	46%	33%	13%	54%

Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	39%	20%	41%	36%	15%	49%

Cedric Vanzura(4) Former Executive Vice President, Co-Chief Operating Officer	35%	19%	46%	60%	0%	40%

(1)	Target long-term incentive compensation consists of the total of the value of restricted stock and choice awards granted in fiscal 2011, valued as of the date of grant, plus the target performance award payment for Long Term Incentive Program performance awards granted in the fiscal year ended December 29, 2009, which we refer to as fiscal 2009, the performance period for which was completed at the end of fiscal 2011.

(2)	Actual long-term incentive compensation consists of the total of the value of restricted stock and choice awards granted in fiscal 2011, valued as of the date of grant.

(3)	Mr. Kip was promoted from Senior Vice President to Executive Vice President on August 10, 2011. Mr. Kip resigned and ceased serving as an executive officer and employee on March 15, 2012.

(4)	Mr. Vanzura resigned and ceased serving as an executive officer and employee on December 1, 2011. In connection with his resignation, we and Mr. Vanzura entered into a separation agreement, pursuant to which he received certain separation pay and benefits, including 26 bi-weekly payments of $15,846 and a lump sum payment of $625,000. The lump sum payment is not included in the calculations set forth above.

Base Salary.    The base compensation of our executives is intended to be competitive with the compensation levels offered by companies of similar size in the restaurant industry. However, we did not benchmark our executives’ compensation against peer companies in determining fiscal 2011 compensation. While the salaries of our executive officers are generally based on their organization level, they may be adjusted in appropriate circumstances to reflect an individual’s role and responsibility within our company or an individual’s experience and prior performance.

The base salary of all of our full-time employees, including our executive officers, is reviewed annually and may be increased to reflect cost-of-living adjustments, revised market standards, promotions or other adjustments, as determined appropriate by our Compensation Committee. Annual base compensation reviews are conducted for increases and promotions during the first quarter of each fiscal year. Base compensation reviews are also conducted during the fiscal year as appropriate for promotions. The base compensation of all our full-time employees is paid through standard payroll payments.

The following table sets forth the annual base salaries of our named executive officers for fiscal 2011 and for the fiscal year ended December 28, 2010, which we refer to as fiscal 2010. In fiscal 2011, our Board, upon the recommendation of the Compensation Committee, determined not to modify the base salaries of our named executive officers, except with respect to Mr. Kip and Mr. Shaich, as set forth in the following table:

Name and Principal Position	Fiscal 2011 Salary ($)	Fiscal 2010 Salary ($)
William W. Moreton President and Co-Chief Executive Officer	$618,000	$618,000
Ronald M. Shaich Chairman and Co-Chief Executive Officer	$525,000	$618,000
Jeffrey W. Kip Former Executive Vice President and Chief Financial Officer	$412,000	$360,500
John M. Maguire Executive Vice President, Chief Operating Officer	$412,000	$412,000
Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	$412,000	$412,000
Cedric Vanzura Former Executive Vice President, Co-Chief Operating Officer	$412,000	$412,000

In March 2011, in consideration of Mr. Shaich’s transition from Chief Executive Officer, our Board, upon the recommendation of the Compensation Committee, set Mr. Shaich’s 2011 annual base salary at $525,000. Our Board approved a 14.3% increase in Mr. Kip’s base salary in connection with his August 10, 2011 promotion to Executive Vice President, which salary increase became effective on such date.

In March 2012, in connection with Mr. Shaich’s appointment and election as Chairman and Co-Chief Executive Officer, our Board, upon the recommendation of the Compensation Committee, increased Mr. Shaich’s annual base salary to $630,360. Also in March 2012, our Board approved a 2% increase in the annual base salaries for Mr. Moreton, increasing his salary to 630,360, and Mr. Maguire and Mr. Davis, increasing each of their salaries to $420,240.

Annual Incentive Bonus.    We believe that cash bonuses are an important factor in motivating our management team as a whole, and individual executives, in particular, to perform at their highest level toward achievement of established company incentive goals. The incentive goals of our executive officers are designed to promote the achievement of our primary company performance objectives. We believe achievement of these goals and objectives will improve short-term operational and financial results and long-term growth and stockholder value that is consistent with the interests of our stockholders. We also believe establishing cash bonus opportunities is an important factor in attracting and retaining the services of talented and qualified executives.

Annual incentive bonus payments, if earned, are generally made in a lump sum cash payment in March of each year following the fiscal year of performance as a means to reward more immediately annual performance. For fiscal years in which our performance fails to meet our pre-established internal pre-tax earnings bonus target, the annual incentive bonus payment is reduced, generally with the greatest dollar and percentage reductions applied at the highest organization levels and continuing with smaller reductions at each lower organization level thereafter as determined by our Compensation Committee in its discretion upon management’s recommendation.

In addition, for fiscal years in which our performance substantially exceeds our pre-established internal pre-tax earnings target, our executive officers (other than our President and Co-Chief Executive Officer and our Chairman and Co-Chief Executive Officer) and all other management eligible for our incentive bonus program are eligible to receive a supplemental incentive bonus payment to reward individual contributions to our company’s superior performance. The supplemental bonus to all eligible participants is determined by applying a percentage of the total by which we exceeded an internal pre-tax earnings target typically established in the first quarter of the applicable fiscal year, and is allocated among participants on a pro rata basis based on the amount of the base annual incentive bonus awarded earlier in the year. The percentage applied is determined by our Compensation Committee, upon the recommendation of our President and Co-Chief Executive Officer. The supplemental bonus, if any, is made approximately six months following the date of the payment of the annual incentive bonus, following our final determination that the criteria for such payment have been met and is conditioned upon the continued employment of the eligible participant through the date of this payment. Our executive officers were not eligible to receive a supplemental incentive bonus payment for fiscal 2011.

President and Co-Chief Executive Officer.    The payment and amount of Mr. Moreton’s annual bonus is discretionary and determined by our Board following a review of our performance during the fiscal year on which the bonus is based. In making its determination, our Board, upon the recommendation of our Compensation Committee, may consider any number of factors, including the achievement of our corporate performance goals for that year and the recommendation of management and third party advisers. For fiscal 2011, Mr. Moreton’s target bonus was 100% of his base salary, and he was paid an annual incentive bonus in the amount of $494,400, which represented 80% of his targeted amount and which is consistent with the bonus payout achievement attributed to the company incentive goal portion of our incentive bonus program as determined by our Compensation Committee and as described below.

Chairman and Co-Chief Executive Officer.    The payment and amount of Mr. Shaich’s annual bonus was discretionary and determined by our Board following a review of our performance during the fiscal year on which the bonus was based. In making its determination, our Board, upon the recommendation of our Compensation Committee, considered a number of factors, including the achievement of our performance goals for that year and the recommendation of management and third party advisers. For fiscal 2011, Mr. Shaich’s target bonus was 100% of his base salary, and he was paid an annual incentive bonus in the amount of $420,000, which represented 80% of his targeted amount and which is consistent with the bonus payout achievement attributed to the company incentive goal portion of our incentive bonus program as determined by our Compensation Committee and as described below.

Other Executive Officers.    The annual incentive bonus of each eligible executive officer, other than Messrs. Moreton and Shaich, is also discretionary and is based on the attainment of company-wide incentive goals, and with respect to certain executive officers who were not named executive officers, the attainment of department objectives. We generally establish between four and six company incentive goals, which are designed to improve our overall operational and financial results. Each company incentive goal is prioritized and weighted as a portion of the total potential bonus payout. The performance expectations for each incentive goal at the target bonus payment level are generally set at a level that is difficult to achieve, but thought to be attainable. Based on the level of achievement against these goals, an eligible participant will receive a bonus payment equal to a specified percentage of his or her annual salary. Management discretion at several levels — including the direct supervisor, function head and a committee currently comprised of one or more of our Co-Chief Executive Officers, our Executive Vice Presidents, and Senior Vice President, Chief People Officer — is applied in evaluating achievement of company-wide and department specific goals as a condition to earning the annual incentive bonus. Our Board and Compensation Committee also have discretion in evaluating awards.

For fiscal 2011, the company-wide performance measures comprising the Company’s annual incentive bonus, the relative weighting of each such component, the Company’s actual achievement during the performance period as a percentage of target and the weighted performance of each such measure were as follows:

Performance Measure	Component Weighting	Actual Achievement During Performance Period (as a % of target)	Weighted Performance
Growth in transactions per week for base bakery-cafes (class of 2009 and prior) in fiscal 2011 versus fiscal 2010	30%	52%	16%
Growth in gross profit per transaction for base bakery-cafes (class of 2009 and prior) in fiscal 2011 versus fiscal 2010	20%	20%	4%
Differential between gross profit growth and growth in expenses below gross profit in fiscal 2011 versus 2010	20%	168%	34%
Total net sales for all Company-owned bakery-cafes opened in fiscal 2011	10%	63%	6%
Growth in supply chain sales per bakery-cafe in fiscal 2011 versus 2010	10%	0%	0%
Total operating and corporate general and administrative expense growth in fiscal 2011 versus 2010	10%	200%	20%

		Total Weighted Average	80%

The Company believes that such annual performance bonus metrics are difficult to achieve, but attainable, as such metrics are designed to drive key initiatives in order to achieve our broader short, medium and long-term financial goals. The determination of these goals begins with our annual internal financial planning process. We set our internal targeted plan to create challenging incentives for executive performance. While we do not publicly disclose our internal metric targets because of the competitive harm that would result, we publicly announce more general performance measures, such as diluted EPS, which the internal metrics drive. For example, our initial diluted EPS growth guidance for fiscal 2011 was targeted at 20% to 22%, which represents a high growth target and was believed difficult to achieve. In view of these challenging broader performance targets, and given that our internal bonus metrics are designed to drive them, we believe that achievement of our internal incentive targets are also difficult to achieve in the view of management and the Compensation Committee.

Notwithstanding the fact that our internal metrics and targets are set at challenging levels, historically, they have been achievable. As we disclosed in our proxy statements for each of fiscal 2009 and fiscal 2010, the company-wide performance targets of our annual incentive bonus program were achieved. Accordingly, we believe that while our internal incentive metrics are difficult to achieve, they are attainable.

For fiscal 2011, the bonus payout achievement attributed to the company incentive goal portion of our incentive bonus program was scored at 80% of the target level as a result of our gross profit growth and ability to manage expenses below gross profit, partially offset by lower growth in supply chain sales and operating weeks for newly opened bakery-cafes.

For fiscal 2011, like fiscal 2010 and fiscal 2009, the target annual incentive bonus of each of our executive officers (other than Messrs. Moreton and Shaich) ranged from 30% to 50% of the executive’s base salary, based on organization level, with a maximum range of bonus payout potential from zero to two times the individual’s target bonus. Based upon the achievement of their applicable incentive goals, as determined by our Compensation Committee upon the recommendation of our President and Co-Chief Executive Officer, all of our named executive officers received annual incentive bonus payments at 80% of their targeted amounts. For fiscal 2011, our named executive officers (other than Messrs. Moreton and Shaich) were paid annual incentive bonus payments as follows: Mr. Kip: $134,375; Mr. Davis: $164,800; and Mr. Maguire: $164,800. Mr. Vanzura did not receive an annual incentive bonus for fiscal 2011, but in connection with his resignation and cessation of employment on December 1, 2011, we and Mr. Vanzura entered into a separation agreement, pursuant to which he received certain separation pay and benefits, including 26 bi-weekly payments of $15,846 and a lump sum payment of $625,000. Our other employees at the manager level and above received bonus amounts based on the achievement of applicable performance goals under the annual incentive bonus program consistent with the process applied for executive officers.

Other Eligible Employees and Other Programs.    The annual incentive bonus program is offered not only to executive officers, but also to all of our other employees at the manager level and above. Eligibility for our other management employees varies primarily by the organization level and level of achievement of each of several pre-established incentive goals approved by our President and Co-Chief Executive Officer.

In place of the annual management incentive bonus program, we also offer special cash incentive bonus programs to targeted full-time management employees in an effort to accomplish key company initiatives. These special cash incentive bonus programs are tailored to drive achievement of our company performance objectives specifically targeted to our store operations, real estate development and manufacturing, as well as to reward applicable individual performance standards, including but not limited to safe driving records, customer service, sanitation and safety.

Long-Term Incentive Plan Compensation

Our executive officers, along with our other management employees, are eligible to participate in our 2005 Long Term Incentive Program, which we refer to as our LTIP and which is a sub-plan under our 2006 Stock Incentive Plan.

Our LTIP is designed to align each of our executive’s goals with those of our stockholders by providing participants with incentives to drive our long-term performance, and the LTIP is designed to provide our executives with the incentive to continue to drive our performance over the periods embedded in the LTIP program. Accordingly, each award to our executive officers includes not only an annual grant of equity (restricted stock and stock settled appreciation rights, or SSARs), which vest over a five-year period, but also earned payments of cash and stock, based on our cumulative achievement of various operating performance metrics over a three-consecutive-fiscal-year period. Participation in our LTIP in any given year is discretionary, as determined by our Compensation Committee, upon the recommendation of our President and Co-Chief Executive Officer.

The LTIP awards to our executive officers and other officers at the Vice President level are comprised of:

•	restricted stock awards;

•	choice awards in the form of restricted stock awards and SSARs awards at the participant’s election; and

•	performance awards in the form of a deferred payment of stock or cash (or a combination thereof), with the level of grant based on each participant’s organization level.

The restricted stock award and choice award components, which we describe below in more detail, together comprise half of these target awards. The performance award component, also described below in more detail, comprises the other half of these target award payments. However, the actual award payment of the performance award component will be adjusted, based on our performance over a three-consecutive-fiscal-year period over which that component is measured. All LTIP grants are made at regularly scheduled meetings of our Board and Compensation Committee or, upon determination of the Compensation Committee, at a meeting convened on the first business day of any intervening month as appropriate.

Restricted Stock Awards.    Restricted stock awards make up 25% of each participant’s total LTIP annual target opportunity. Restricted stock awards are granted annually and are comprised of shares of Class A Common Stock that are subject to forfeiture. The shares of restricted stock underlying the restricted stock awards may not be sold or transferred and are generally not entitled to receive dividends paid on the Class A Common Stock, if any, until such shares vest. The shares of restricted stock vest over five years, with 25% of such shares vesting on each of the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with us. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional restricted stock which would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. Awards to our named executive officers under the restricted stock award component, expressed as a percentage of base salary, range from 31.25% to 50%, based on the named executive officer’s organization level. Restricted stock awards were included in the LTIP to provide eligible participants with direct equity ownership, while also providing incentives to remain employed with us throughout the five-year period over which the shares underlying the award vest.

Choice Awards.    Choice awards are granted annually in the form of restricted stock and/or SSARs and make up 25% of each participant’s total LTIP annual target opportunity. The executive can elect to receive restricted stock, SSARs, or a combination of restricted stock and SSARs. An SSARs award entitles the recipient the right to receive the appreciation in value of such number of shares that is equal to a multiple of the number of shares of restricted stock that would have been awarded to the recipient under a restricted stock only award. In fiscal 2011, the applicable multiple as determined by the Compensation Committee was three SSARs for each share of restricted stock. SSARs granted pursuant to a choice award have an exercise price equal to the closing price of the Class A Common Stock on The Nasdaq Global Select Market on the date of grant. SSARs vest over the same five-year period as restricted stock awards as described above, with 25% vesting on each of the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with us. The SSARs expire six years from the date of grant, but will be subject to earlier termination as provided in the award agreement. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional portion of the option that would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. The provisions of the restricted stock awards described above also apply to the choice awards that the executive elects to receive as restricted stock awards, if any. Awards to our named executive officers under the choice award component, like the restricted stock award component, expressed as a percentage of base salary, range from 31.25% to 50%, based on the named executive officer’s organization level. Taking the restricted stock award and choice award components together, the range of target awards to our named executive officers for both components is 62.5% to 100% of base salary, based on the executive officer’s organization level. Choice awards were included in the LTIP to provide eligible participants with the flexibility to choose the form of award, given that each individual’s financial and other circumstances may vary.

Performance Awards.    The performance award component is based on the level of our cumulative achievement of predetermined performance metrics in each of three consecutive fiscal-years which comprise the performance period for which the award is made. The performance award component makes up 50% of each participant’s total LTIP annual target opportunity. The performance award is earned based on our achievement of these predetermined company performance metrics, assuming the recipient remains employed by us throughout the three-consecutive-fiscal-year performance period and the date of payment. The performance metrics are established by our Compensation Committee and approved by our Board during the first year of the three-consecutive-fiscal-year performance period to which the metrics pertain. Each performance metric, weighting of each metric, and award levels for each metric of the performance awards are communicated to each recipient. The performance awards are payable in a combination of cash and whole shares of Class A Common Stock as the

Compensation Committee determines. In fiscal 2011, our Compensation Committee approved the payment of performance awards entirely in cash for the three-consecutive-fiscal-year performance period beginning in fiscal 2011 and ending in fiscal 2013. The target award payment for the named executive officers ranges from 62.5% to 100% of base salary, based on organization level. However, the actual award payment will be adjusted, based on our performance over a three-consecutive-fiscal-year measurement period, and any other factors as determined by our Compensation Committee. The actual award payment for the performance award component ranges from zero, since it is eliminated if we fail to achieve the minimum threshold level for all of our performance metrics over the three-consecutive-fiscal-year measurement period, to double the individual’s targeted award payment if we achieve maximum performance in all of our performance metrics, subject to any adjustments as determined by our Compensation Committee. Additionally, our Compensation Committee may adjust the actual award payments up to the executive’s targeted award payout in the event the minimum threshold level of performance established by the Compensation Committee is not achieved if, in Compensation Committee’s judgment, the Company’s performance during the performance period is comparable or exceeds that of its peers, as determined by the Compensation Committee.

The three-consecutive-fiscal-year performance period for LTIP performance awards granted in fiscal 2009 was completed at the end of fiscal 2011. The LTIP performance award structure, performance targets, performance results and value of each component as a percentage of the target value of each award were as follows:

Performance Metric	Component Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement during Performance Period	Calculated Payout as a Percent of Target Award
EPS Growth Total (excluding the impact of stock repurchases)	25%	$8.85	$9.35	$10.39	$10.53	50%
Class of 2007 and Prior Transaction Per Week Growth Percentage	15%	0.5%	0%	1%	1.4%	30%
Class of 2007 and Prior Profit per Bakery Cafe Growth Percentage	20%	2%	4%	8%	11.2%	40%
Total New Company-Owned Bakery Cafe Units	15%	114	127	153	125	14%
Supply Chain Transfer Sales	12.5%	(1)	(1)	(1)	(1)	19%
Fiscal 2011 Total Gross Catering Sales	12.5%	(2)	(2)	(2)	(2)	11%

Total	100%					164%

(1)	We do not disclose our supply chain transfer sales. Management believes, and our Compensation Committee concurs, that the supply chain transfer sales performance target and performance result represent confidential business information, the disclosure of which would result in competitive harm. Actual achievement of supply chain transfer sales was 156% of the target level, which equates to a calculated payout for this metric of 19% of the target awards.

(2)	We do not disclose our total gross catering sales. Management believes, and our Compensation Committee concurs, that the total gross catering sales performance target and performance result represent confidential business information, the disclosure of which would result in competitive harm. Actual achievement of total gross catering sales was 88% of the target level, which equates to a calculated payout for this metric of 11% of the target awards.

Based on the calculated payout as a percent of target award, the payments to our named executive officers for the LTIP performance awards granted in 2009, which were paid in March 2012, were as follows:

Name	Target Performance Award Value on Date of Grant (% Base Salary at Grant Date)		Calculated Payout as a Percent of Target Award	Actual Payment
William W. Moreton President and Co-Chief Executive Officer	$244,625	62.5%	164%	$401,185

Ronald M. Shaich Chairman and Co-Chief Executive Officer	$927,000	150%	164%	$1,520,280

Jeffrey W. Kip Former Executive Vice President and Chief Financial Officer	$180,250	50%	164%	$295,610

John M. Maguire Executive Vice President, Chief Operating Officer	$257,500	62.5%	164%	$422,300

Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	$180,250	50%	164%	$295,610

Cedric Vanzura Former Executive Vice President, Co-Chief Operating Officer	$244,625	62.5%	164%	$0

The performance metrics applicable to LTIP performance award grants made in fiscal 2010 and fiscal 2011 include specific earnings per share targets and such grants made in fiscal 2009 include both specific earnings per share targets and targets that we have identified as components or drivers, direct or indirect, of earnings growth and other critical operating performance measures, such as average weekly sales growth, unit growth and profit metrics. The actual payments applicable to existing grants made in fiscal 2010 and fiscal 2011 cannot be determined because the awards are earned only if performance of each metric is achieved at the end of the three-consecutive-fiscal-year performance period, which extends through the 2012 and 2013 fiscal years, respectively.

Each of Messrs. Moreton and Shaich participate in our LTIP at the highest level of award. Our other named executive officers participate in our LTIP at levels below Messrs. Moreton and Shaich.

The 2011 LTIP grants to our named executive officers are set forth in the table below. Values reflected for each component are expressed as a percentage of annual base salary (at the rate in effect on the grant date) from which they are determined. In the case of the performance award, values are reflected at the target award, which will be adjusted based on our performance from fiscal 2011 through fiscal 2013. The values reflected in the table below differ from the values set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table with respect to choice awards, because executives who elect to receive SSARs awards are granted such SSARs awards not as percentage of salary but rather as a ratio of the overall restricted stock grant the executive would have received had the award been granted 100% in restricted stock; and with respect to restricted stock awards, due to rounding since we do not grant fractional shares.

Name	2011 Restricted Stock Awards: Value (% Base Salary) on Grant Date		2011 Choice Award Value on Grant Date (% Base Salary at Grant Date) and Election(1)		Performance Award Value on Date of Grant of Target Award (% Base Salary at Grant Date)		Total Target LTIP Value (% of Base Salary at Grant Date)
William W. Moreton President and Co-Chief Executive Officer	$309,000	50%	$309,000	50%	$618,000	100%	200%
Ronald M. Shaich Chairman and Co-Chief Executive Officer	$262,500	50%	$262,500	50%	$525,000	100%	200%
Jeffrey W. Kip Former Executive Vice President and Chief Financial Officer	$128,750	31.25%	$128,750	31.25%	$206,000	62.5%	125%
John M. Maguire Executive Vice President, Chief Operating Officer	$128,750	31.25%	$128,750	31.25%	$257,500	62.5%	125%
Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	$128,750	31.25%	$128,750	31.25%	$257,500	62.5%	125%
Cedric Vanzura Former Executive Vice President, Co-Chief Operating Officer	$128,750	31.25%	$128,750	31.25%	$257,500	62.5%	125%

(1)	Each of Messrs. Moreton, Shaich, Maguire, Davis, and Vanzura elected to receive 100% of his 2011 Choice Award as a restricted stock award. Mr. Kip elected to receive 100% of his 2011 Choice Award as an SSARs award.

Other Eligible Employees.    The LTIP program, with the modifications described below, is generally made available to all our full-time management employees. Various features of, as well as participation in and eligibility for, the LTIP are determined by the organization level or role of the participants, including among other features the percentage of base compensation used to determine the level of the grants at which each award is made. Choice awards are not offered to any employee below the Vice President level. In addition, participants below the Vice President level are not eligible for performance awards, but rather an alternative deferred cash payment, contingent upon continued employment. For fiscal 2011, approximately 723 employees received LTIP grants, including, in addition to our named executive officers, 10 other executive officers and approximately 706 other management employees.

Other Compensation

We also offer limited perquisites to our executive officers not generally available to all employees, as follows:

President and Co-Chief Executive Officer.    As approved by our Board, we pay a monthly car allowance of $1,500 to Mr. Moreton for so long as he serves as our President and Co-Chief Executive Officer. In addition, our Board has approved Mr. Moreton’s travel by chartered jet for company business purposes, under hourly lease arrangements with various vendors, or via first class air. However, Mr. Moreton utilizes chartered jet for company business purposes only when reasonably necessary due to specific travel demands such as described below. As approved by our Board, Mr. Moreton is entitled to receive reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and 10b5-1 trading plans, up to $20,000 annually. In making its determination to approve these services, our Board considered the range of these perquisites at other companies along with the constant travel demands placed on Mr. Moreton in visiting company bakery-cafes, assessing company-owned and franchise-operated sites and attending numerous meetings including those with our employees, franchisees, vendors and stockholders. Mr. Moreton is also approved to have his family accompany him in the chartered jet on business trips as long as there is no incremental cost to us.

Chairman and Co-Chief Executive Officer.    As approved by our Board, we pay a monthly car allowance of $1,500 to Mr. Shaich for so long as he serves as Chairman and Co-Chief Executive Officer. In addition, our Board has approved his travel by chartered jet for company business purposes, under hourly lease arrangements with various vendors, or via first class air. However, Mr. Shaich utilizes chartered jet for company business purposes only when reasonably necessary due to specific travel demands such as described below. As approved by our Board, Mr. Shaich is entitled to receive reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and 10b5-1 trading plans, up to $20,000 annually. In making its determination to approve these services, our Board considered the range of these perquisites at other companies. Mr. Shaich is also approved to have his family accompany him in the chartered jet on business trips as long as there is no incremental cost to us. In addition, in connection with Mr. Shaich’s resignation as our Chief Executive Officer in May 2010, we entered into a severance agreement with Mr. Shaich, pursuant to which we will provide the following benefits to Mr. Shaich if he is terminated for any reason by us or resigns for a qualifying reason or in the event of Mr. Shaich’s death while he is employed by us: severance in the gross amount of $5,000,000 in the event that such termination, resignation or death occurs on or prior to March, 31, 2013 and $2,000,000 in the event that such termination, resignation or death occurs after March 31, 2013 but prior to September 1, 2014. Pursuant to the terms of Mr. Shaich’s severance agreement, he will not receive any severance in the event that such termination, resignation or death occurs on or after September 1, 2014.

Other Named Executive Officers.    Perquisites of our other named executive officers are described below.

•

Air travel utilizing services under contract — To offset the costs for business travel, our employees may accompany Mr. Moreton or Mr. Shaich on company-related business trips under arrangements we may make to provide such chartered jet service. In addition, when such use does not conflict with use approved by our Board for Mr. Moreton or Mr. Shaich, any of our executive officers may use services provided under these arrangements, provided he or she assumes responsibility for the total costs of such use. In fiscal 2011, none of our named executive officers used these services.

•

Car allowance — We no longer offer a car allowance to our executive officers hired after 2002, except for Mr. Moreton, to whom we pay a monthly car allowance of $1,500. Car allowances paid to our named executive officers, if applicable, are set forth in the tables that follow. Of this group, Mr. Maguire was provided a car allowance in fiscal 2011 of $5,000.

•

As approved by our Compensation Committee, we may make available to our executive officers outside legal counsel selected by us for the purposes of obtaining advice related to individual securities law compliance matters, such as beneficial ownership reporting and 10b5-1 trading plans, up to $3,000 annually per individual.

Except as described above with respect to Mr. Shaich’s severance agreement, we do not have employment agreements with any of our other named executive officers, and we do not provide them any benefits payable by reason of retirement (other than under our 401(k) plan, as described in the Summary Compensation Table). Each of our other named executive officers is subject to a non-competition agreement. As for all our employees at the director level and above, as well as certain individuals in positions below the director level, these non-competition agreements provide for payments of separation pay in the form and amount of continued base pay for up to specified terms, reduced by compensation received from other sources, along with continued health, dental and in some instances 401(k) benefits for the same term, in the event of our termination of employment without cause. The length of the maximum term during which separation pay may continue correlates to the applicable organization level, which in the case of our named executive officers, and all other executive officers (other than Mr. Shaich), is one year.

We make the following benefit packages generally available to our full-time employees, including our named executive officers, upon satisfaction of eligibility requirements:

•	matching contributions to our 401(k) plan;

•	payment of life insurance and accidental death and dismemberment premiums;

•	relocation reimbursements;

•	participation in our employee stock purchase plan and other benefit plans; and

•	payment of customary employer portion of premiums under medical benefit plans.

None of our named executive officer is offered any other form of compensation qualifying as perquisites, such as reimbursements for country club memberships, commuting costs, personal financial adviser expenses, tax gross-ups or personal use of our property.

Compensation Committee Consultant

In fiscal 2011, our Compensation Committee retained an independent compensation consultant, W.T. Haigh & Company, or W.T. Haigh, to assist the Compensation Committee with market total compensation review for executive officers and with its review of this Compensation Discussion and Analysis disclosure. W.T. Haigh reports directly to the Compensation Committee and does not provide any other services to us. In fiscal 2011, W.T. Haigh did not attend any meetings of the Compensation Committee.

Accounting and Tax Considerations

The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package to the named executive officers with the desire to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

In making its compensation decisions the Compensation Committee has considered the potential effect of Section 162(m) of the Internal Revenue Code, which limits the tax deduction available to public companies for annual compensation that is paid to named executive officers in excess of $1,000,000, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Stock options issued under our 2006 Stock Incentive Plan, including those issued pursuant to our LTIP, are intended to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Compensation Committee may, in its judgment after considering the tax consequences and financial effects such action may have on us, design and authorize compensation elements that may not be deductible within Section 162(m) when it believes that such compensation is appropriate and in our best interests.

Report of the Compensation and Management Development Committee

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation and Management Development Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Management Development Committee of the Board of Directors of Panera Bread Company.

Fred K. Foulkes (Chair)
Domenic Colasacco Larry J. Franklin

Summary Compensation

The following table sets forth information regarding the compensation we paid or accrued during the fiscal years indicated to or for our named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (2)($)	Bonus ($)	Stock Awards ($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4)($)	Total ($)
William W. Moreton(1)	2011	$618,000	$494,400	$617,845	—	$401,185	$19,153	$2,150,583
President and Co-Chief Executive Officer (PEO)	2010	$574,740	$794,334	$675,830	—	—	$16,481	$2,061,385

Ronald M. Shaich	2011	$525,000	$420,000	$524,900	—	$1,520,280	$33,649	$3,023,829
Chairman and Co-Chief Executive Officer	2010	$618,000	$920,820	$926,882	—	$1,413,000	$36,928	$3,915,630
	2009	$617,308	$846,660	$926,918	—	$930,940	$32,882	$3,354,708

Jeffrey W. Kip	2011	$379,317	$134,375	$128,693	$140,620	$295,610	$543	$1,079,159
Former Executive Vice President and Chief Financial Officer (PFO)	2010	$360,500	$214,858	$90,050	$101,170	$274,750	$657	$1,041,985
	2009	$360,096	$204,432	$180,173	—	$186,911	$657	$932,269

John M. Maguire	2011	$412,000	$164,800	$257,386	—	$422,300	$9,836	$1,266,322
Executive Vice President, Co-Chief Operating Officer	2010	$412,000	$306,940	$257,417	—	$392,500	$9,912	$1,378,769
	2009	$411,538	$292,045	$193,090	$77,818	$263,393	$9,849	$1,247,733

Scott G. Davis(1)	2011	$412,000	$164,800	$257,386	—	$295,610	$5,034	$1,134,830
Executive Vice President, Chief Concept and Innovation Officer	2010	$394,490	$276,077	$270,163	—	$274,750	$5,123	$1,220,603

Cedric Vanzura(1)	2011	$391,400	—	$257,386	—	—	$650,088	$1,298,874
Former Executive Vice President, Co-Chief Operating Officer	2010	$412,000	$306,940	$257,417	—	$335,550	$4,562	$1,316,469

(1)	None of Messrs. Moreton, Davis and Vanzura were named executive officers in fiscal 2009.

(2)	With respect to Mr. Kip, the salary included in the summary compensation table differs from that set forth in the base salary table on page 23 because Mr. Kip’s annual salary was increased on August 10, 2011 in connection with his promotion to executive vice president.

(3)	These amounts represent the aggregate grant date fair value of awards for fiscal 2011, fiscal 2010 and fiscal 2009, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 17 to the consolidated financial statements in our Form 10-K for fiscal 2011 regarding assumptions underlying the valuation of equity awards. To see the value actually received by the named executive officers in fiscal 2011, see the Option Exercises and Stock Vested in Fiscal 2011 Table on page 37.

(4)	The amounts reported in the All Other Compensation column reflect, for each named executive officer, the sum of (1) the incremental cost to us of all perquisites and other personal benefits; (2) the amount we contributed to the 401(k) plan; (3) the dollar value of accident, disability and death insurance we paid; and (4) the dollar value of life insurance premiums we paid and (5) in the case of Mr. Vanzura, payments made in connection with his separation agreement, pursuant to which he received certain separation pay and benefits. Specifically, the All Other Compensation column above includes:

Name	Fiscal Year	Term Life Insurance Premiums Paid ($)	Accident, Disability and Death Insurance Premiums Paid ($)	Dollar Value Contributed to the Executive’s Account under 401(k) Plan ($)	Incremental Cost of All Perquisites and Other Personal Benefits ($)
William W. Moreton	2011	$1,069	$84	—	$18,000(a)
	2010	$1,143	$108	—	$15,230(a)

Ronald M. Shaich	2011	$2,700	$144	$3,675	$27,130(b)
	2010	$3,604	$180	$3,675	$29,469(c)
	2009	$3,437	$180	$3,675	$25,590(d)

Jeffrey W. Kip	2011	$459	$84	—	—
	2010	$549	$108	—	—
	2009	$549	$108	—	—

John M. Maguire	2011	$1,017	$144	$3,675	$5,000(d)
	2010	$1,057	$180	$3,675	$5,000(d)
	2009	$994	$180	$3,675	$5,000(d)

Scott G. Davis	2011	$1,215	$144	$3,675	—
	2010	$1,268	$180	$3,675	—

Cedric Vanzura	2011	$729	$84	$3,675	—
	2010	$779	$108	$3,675	—

(a)	Consists of car allowance.

(b)	Con consists of $18,214 of car expenses and $8,916 of legal expenses paid directly by us.

(c)	Consists of $18,789 of car expenses and $10,680 of legal expenses paid directly by us.

(d)	Consists of $19,009 of car expenses and $6,681 of legal expenses paid directly by us.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2011 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Fiscal 2011 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)(#)	All Other Option Awards: Number of Securities Underlying Options(2)(#)	Exercise Price of Option Award ($/sh)	Grant Date Fair Value of Stock and Stock Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)

William W. Moreton	8/10/2011	309,000	618,000	1,236,000
	8/10/2011				3,111			308,922
	8/10/2011				3,111			308,922

Ronald M. Shaich(3)	8/10/2011	262,500	525,000	1,050,000
	8/10/2011				2,643			262,450
	8/10/2011				2,643			262,450

Jeffrey W. Kip	8/10/2011	120,870	241,741	483,481
	8/10/2011				1,296			128,693
	8/10/2011					3,888	99.30

John M. Maguire	8/10/2011	128,750	257,500	515,000
	8/10/2011				1,296			128,693
	8/10/2011				1,296			128,693

Scott G. Davis	8/10/2011	128,750	257,500	515,000
	8/10/2011				1,296			128,693
	8/10/2011				1,296			128,693

Cedric Vanzura	8/10/2011	128,750	257,500	515,000
	8/10/2011				1,296			128,693
	8/10/2011				1,296			128,693

(1)	Represents grant awarded in fiscal 2011 related to the performance award component of our LTIP. This performance award is earned based on the level of our cumulative achievement of predetermined short, medium and long-term performance metrics in each of fiscal 2009, fiscal 2010 and fiscal 2011.

(2)	Represents grant awarded in fiscal 2011 related to the restricted stock award component or choice award component of our LTIP. Restricted stock awards are comprised of shares of Class A Common Stock that are subject to forfeiture. The choice awards are in the form of a restricted stock award or SSARs. The shares of restricted stock and SSARs vest over a five-year period, with 25% vesting two years from grant date and an additional 25% vesting each year thereafter, subject to continued employment with us.

(3)	In March 2011, our Board determined that on a going forward basis, Mr. Shaich would be eligible for annual grants under our LTIP in an amount equal to 200% of his base salary, which shall include eligibility for a Performance Award equal to 100% of his base salary, a Choice Award equal to 50% of his base salary, and a Restricted Stock Award equal to 50% of his base salary.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and equity incentive plan awards for each of the named executive officers outstanding as of December 27, 2011.

Outstanding Equity Awards at 2011 Fiscal Year End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercisable Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(1)($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

William W. Moreton	—	—	—	—	1,003(6)	$141,433
	—	—	—	—	501(6)	$70,646
	—	—	—	—	1,662(7)	$234,359
	—	—	—	—	1,662(7)	$234,359
	—	—	—	—	368(8)	$51,892
	—	—	—	—	368(8)	$51,892
	—	—	—	—	4,076(9)	$574,757
	—	—	—	—	4,076(9)	$574,757
	—	—	—	—	3,111(10)	$438,682
	—	—	—	—	3,111(10)	$438,682
	—	1,288	$44.41	11/07/2014(2)	—	—

Ronald M. Shaich	—	—	—	—	2,297(4)	$323,900
	—	—	—	—	4,425(5)	$623,969
	—	—	—	—	6,297(7)	$887,940
	—	—	—	—	6,297(7)	$887,940
	—	—	—	—	6,114(9)	$862,135
	—	—	—	—	6,114(9)	$862,135
	—	—	—	—	2,643(10)	$372,689
	—	—	—	—	2,643(10)	$372,689
	16,110	—	$47.95	8/11/2012(2)	—	—
	18,370	9,185	$43.31	8/10/2013(2)	—	—
	11,636	11,636	$50.85	8/5/2014(2)	—	—

Jeffrey W. Kip	—	—	—	—	42(3)	$5,922
	—	—	—	—	461(4)	$65,006
	—	—	—	—	860(5)	$121,269
	—	—	—	—	1,224(7)	$172,596
	—	—	—	—	1,224(7)	$172,596
	—	—	—	—	1,888(9)	$167,520

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercisable Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	—	—	—	—	1,296(10)	$182,749
	—	166	$60.07	3/1/2013(2)	—	—
	—	1,844	$43.31	8/10/2013(2)	—	—
	—	2,262	$50.85	8/5/2014(2)	—	—
	—	3,564	$75.80	8/11/2016(2)	—	—
		3,888	$99.30	8/10/2017(2)	—	—

John M. Maguire	—	—	—	—	650(4)	$91,657
	—	—	—	—	1,229(5)	$173,301
	—	—	—	—	1,229(5)	$173,301
	—	—	—	—	875(7)	$123,384
	—	—	—	—	1,749(7)	$246,626
	—	—	—	—	1,698(9)	$239,435
	—	—	—	—	1,698(9)	$239,435
	—	—	—	—	1,296(10)	$182,749
	—	—	—	—	1,296(10)	$182,749
	—	2,598	$43.31	8/10/2013(2)	—	—
	874	2,624	$55.20	8/3/2015(2)	—	—

Scott G. Davis	—	—	—	—	461(4)	$65,006
	—	—	—	—	860(5)	$121,269
	—	—	—	—	1,224(7)	$172,596
	—	—	—	—	1,224(7)	$172,596
	—	—	—	—	81(8)	$11,422
	—	—	—	—	81(8)	$11,422
	—	—	—	—	1,698(9)	$239,435
	—	—	—	—	1,698(9)	$239,435
	—	—	—	—	1,296(10)	$182,749
	—	—	—	—	1,296(10)	$182,749
	—	1,844	$43.31	8/10/2013(2)	—	—
	2,517	—	$42.50	3/28/2014(2)
	1,131	2,262	$50.85	8/5/2014(2)	—	—

Cedric Vanzura	—	—	—	—	—	—

(1)	The stock options were granted under the 2001 Stock Option Plan and 2006 Stock Incentive Plan. The grant date of each option is listed in the table below by expiration date.

Grant Date	Expiration Date
2/13/2006	2/13/2012
8/11/2006	8/11/2012
3/1/2007	3/1/2013
8/10/2007	8/10/2013
3/28/2008	3/28/2014
5/21/2008	5/21/2014
8/5/2008	8/5/2014
11/7/2008	11/7/2014
8/3/2009	8/3/2015
8/11/2010	8/11/2016
8/10/2011	8/10/2017

(2)	Represents stock options or SSARs, which vest over five years in four equal 25% installments, subject to continued employment with us. The first installment vests two years after the date of grant, with each remaining installment vesting every year thereafter until fully vested.

(3)	Represents grants awarded on March 1, 2007 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on March 1, 2009 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(4)	Represents grants awarded on August 10, 2007 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 10, 2009 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(5)	Represents grants awarded on August 5, 2008 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 5, 2010 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(6)	Represents grants awarded on November 7, 2008 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on November 7, 2010 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(7)	Represents grants awarded on August 3, 2009 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on August 3, 2011 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(8)	Represents grants awarded on May 12, 2010 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on May 12, 2012 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(9)	Represents grants awarded on August 11, 2010 related to the restricted stock award component or choice award component of our LTIP the first 25% installment of these awards vests on August 11, 2012 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(10)	Represents grants awarded on August 10, 2011 related to the restricted stock award component or choice award component of our LTIP the first 25% installment of these awards vests on August 10, 2013 and additional 25% installments vest each year thereafter, subject to continued employment with us.

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during fiscal 2011 for each of the named executive officers.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
William W. Moreton	644	$56,891	1,858	$226,584
Ronald M. Shaich	5,470	$315,836	10,720	$1,147,421
Jeffrey W. Kip	6,733	$562,258	2,017	$216,259
John M. Maguire	7,711	$492,793	3,618	$389,112
Scott G. Davis	3,461	$306,375	2,112	$225,931
Cedric Vanzura	2,777	$229,496	2,978	$342,971

(1)	Number of shares acquired on vesting of stock awards is the gross number of shares vested, including shares that were surrendered to us for the payment of withholding taxes pursuant to the terms of our 2006 Stock Incentive Plan.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans (including individual compensation arrangements), which authorize the issuance of equity securities as of December 27, 2011:

	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)(2)
Plan Category:
Equity Compensation Plans Approved by Security Holders (3)	178,768	$52.99	1,166,444	(4)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	178,768	$52.99	1,166,444	(4)

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)	In addition to being available for future issuance upon exercise of SSARs that may be granted after December 27, 2011, all of the shares available for grant under the 2006 Stock Incentive Plan may instead be issued in the form of stock options, restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards.

(3)	Consists of the 2006 Stock Incentive Plan, 2001 Employee, Director, and Consultant Stock Option Plan, 1992 Employee Stock Purchase Plan and the 1992 Equity Incentive Plan.

(4)	Consists of 1,059,996 shares issuable under the 2006 Stock Incentive plan and 106,448 shares issuable under the 1992 Employee Stock Purchase Plan, of which up to 85,158 shares were issuable in connection with the then ongoing offering period as of December 27, 2011.

Potential Payments Upon Termination or Change-in-Control

The table below shows the estimated incremental value transfer to each of Messrs. Moreton, Davis, Shaich and Maguire under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on December 27, 2011, the last day of fiscal 2011. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are generally available to our full-time employees.

	Retirement or Resignation	Termination for Cause	Termination without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Death or Disability
William W. Moreton
Salary Continuation Payments	—	—	$618,000	`	$618,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)	—	—	$7,286	—	$7,286	—
Life Insurance Payout	—	—	—	—	—	$450,000

Total	—	—	$625,286	—	$625,286	$450,000

	Retirement or Resignation	Termination for Cause	Termination without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Death or Disability
Ronald M. Shaich
Salary Continuation Payments	—	—	$5,000,000	—	$5,000,000	$5,000,000
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)	—	—	$4,397	—	$4,397	—
Life Insurance Payout	—	—	—	—	—	$750,000

Total	—	—	$5,004,397	—	$5,004,397	$5,750,000
Jeffrey W. Kip (5)
Salary Continuation Payments(1)	—	—	$412,000	—	$412,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)(3)	—	—	$4,241	—	$4,241	—
Life Insurance Payout	—	—	—	—	—	$450,000

Total	—	—	$416,241	—	$416,241	$450,000
John M. Maguire
Salary Continuation Payments(1)	—	—	$412,000	—	$412,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)(3)	—	—	$7,286	—	$7,286	—
Life Insurance Payout	—	—	—	—	—	$750,000

Total	—	—	$419,286	—	$419,286	$750,000
Scott G. Davis
Salary Continuation Payments(1)	—	—	$412,000	—	$412,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)(3)	—	—	$7,286	—	$7,286	—
Life Insurance Payout	—	—	—	—	—	$750,000

Total	—	—	$419,286	—	$419,286	$750,000
Cedric Vanzura (6)
Salary Continuation Payments(1)	—	—	$412,000	—	$412,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	(2)	(4)
Continuation of Benefits(1)(3)	—	—	$4,508	—	$4,508	—
Life Insurance Payout	—	—	—	—	—	$450,000

Total	—	—	$416,508	—	$416,508	$450,000

(1)	These amounts are reduced by compensation received in connection with future employment during such year, and are contingent upon his or her compliance with confidentiality and non-compete provisions of the Confidential and Proprietary Information and Non-Competition Agreement to which such named executive officer is a party.

(2)	The vesting of equity compensation may be accelerated by our Board in its discretion in specified circumstances in connection with a change-in-control. Please see the discussion under “Termination and Change-in-Control Provisions in Our Agreements” below for more information.

(3)	Represents the estimated value of the named executive officer’s continued benefits for one year.

(4)	In the event of the recipient’s death or disability between two vesting accrual periods, a pro rata portion of the unvested options or restricted stock for the current year will also vest.

(5)	Mr. Kip resigned and ceased serving as an executive officer and employee on March 15, 2012.

(6)	Mr. Vanzura resigned and ceased serving as an executive officer and employee on December 1, 2011.

Termination and Change in Control Provisions in Our Agreements

Our Co-Chief Executive Officers, Executive Vice Presidents and Senior Vice Presidents are parties to Confidential and Proprietary Information and Non-Competition Agreements, which provide that, in the event the executive officer is terminated without cause, he or she will receive his or her then current annual base salary (including car allowance, if applicable) and insurance benefits, and in some instances may be permitted to make contributions to our 401(k) savings plan, for a period of one year. All such payments are reduced by any compensation the terminated executive receives in connection with future employment during such year, and are contingent upon his or her compliance with confidentiality and non-compete provisions of the agreement.

As described above, we are a party to an agreement with Mr. Shaich, pursuant to which we will provide the following benefits to him if he is terminated for any reason by us or resigns for a qualifying reason or in the event of Mr. Shaich’s death while he is employed by us: severance in the gross amount of $5,000,000 in the event that such termination, resignation or death occurs on or prior to March, 31, 2013 and $2,000,000 in the event that such termination, resignation or death occurs after March 31, 2013 but prior to September 1, 2014. Pursuant to the terms of Mr. Shaich’s agreement, he will not receive any severance in the event that such termination, resignation or death occurs on or after September 1, 2014.

Our 2006 Stock Incentive Plan contains provisions addressing the consequences of any Reorganization Event, which is defined as (1) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, or (2) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction, or (3) liquidation or dissolution. In connection with a Reorganization Event, our Board or our Compensation Committee will take any one or more of the following actions as to all or any outstanding awards under the 2006 Stock Incentive Plan on such terms as our Board or our Compensation Committee determines: (a) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (c) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event, (d) in the event of a Reorganization Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, which the Plan refers to as the “Acquisition Price”, make or provide for a cash payment to an award holder equal to (1) the Acquisition Price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (2) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (e) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (f) any combination of the foregoing. Our Compensation Committee has not made any of the foregoing determinations.

Our 2005 Long-Term Incentive Program contains the following change in control provisions: In the event of (a) the purchase or other acquisition by any person, entity or group of persons of beneficial ownership of 50% or more of the combined voting power of our then outstanding common stock; (b) individuals who constitute the board as of the effective date of the LTIP, which our LTIP refers to as the “Incumbent Board”, cease to constitute at least a majority of the Board; (c) consummation of a reorganization, merger or consolidation, except in the case where immediately after the reorganization, merger or consolidation, (1) our existing stockholders continue to own more than 50% of the combined voting power of the new entity, and (2) a majority of the Board following the reorganization, merger or consolidation were members of the Incumbent Board; (d) stockholder approval of our liquidation or dissolution, or the consummation of substantially all of our assets; or (e) any other event that a majority of the Incumbent Board shall determine may constitute a change in control, our Compensation Committee may take the following action(s): (A) provide for the acceleration of vesting or payment for any time period relating to the realization of the award; (B) provide for the purchase of the award upon participant’s request for an amount of cash or other property; (C) adjust the terms of any award to reflect the change in control; (D) cause the award to be assumed, or new rights substituted; or (E) make such other provisions as it may consider equitable. Our Compensation Committee has not taken any of the foregoing actions.

Our 1992 Equity Incentive Plan contains the following change in control provisions: Our Compensation Committee may, in the event of a change in control, take one or more of the following actions: (1) provide for the acceleration of any time period relating to exercise or realization of the award; (2) provide for purchase of the award upon participant’s request for an amount of cash or property; (3) adjust the terms of the award in a manner determined by it to reflect the change in control; (4) cause the award to be assumed, or new rights substituted, by another entity; or (5) such other provisions as it may consider equitable and in our best interest. Our Compensation Committee has not taken any of the foregoing actions.

Our 2001 Employee, Director and Consultant Stock Option Plan contains the following change in control provisions: In the event of a consolidation, acquisition or merger by another company, the administrator or the board of the acquiring entity shall either: (1) make provision for the continuation of the options by substituting on an equitable basis shares then subject to such options either payable in cash in connection with the acquisition or securities of the acquiring entity; or (2) upon written notice to participants, provide that all options be exercised within a specified number of days of the date of notice, at the end of which period the options shall terminate; or (3) terminate all options in exchange for cash payment equal to the excess of fair market value of the shares subject to such options over the exercise price thereof. No such event has occurred.

Appointment of Interim Chief Financial Officer

On April 5, 2012, our Board appointed Thomas Patrick Kelly as our interim Chief Financial Officer and principal financial officer for an initial term of up to six months, which term may be extended on a monthly basis thereafter. In connection with his temporary employment, Mr. Kelley will receive a bi-weekly salary of $23,077. We may terminate Mr. Kelly’s employment upon thirty days notice, and Mr. Kelly shall not receive any other benefits from us, including an annual bonus under our incentive bonus program or awards under the LTIP.

Compensation of Directors

The independent members of our Board, after considering the recommendation of our Nominations and Corporate Governance Committee, establish the annual compensation package for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Nominations and Corporate Governance Committee may consider generally available source material from business periodicals, proxy statements, and other resources as well as engage third party advisors. The compensation package of our non-employee directors consists of cash payments and stock and option awards.

Under our director compensation plan, we granted stock and option awards to our non-employee directors on the first business day of fiscal 2012 for their fiscal 2011 services. Mr. Moreton and Mr. Shaich receive no additional or special compensation for serving as directors. The following table sets forth information regarding the compensation we paid to our non-employee directors for fiscal 2011 board service.

Non-Employee Director Compensation For Fiscal 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Total ($)(2)
Charles J. Chapman, III(3)	$32,000	—	(3)	—	$32,000
Domenic Colasacco	$54,500	$31,870		$35,028	$121,398
Larry J. Franklin	$35,000	$31,870		$35,028	$101,898
Fred K. Foulkes	$37,000	$31,870		$35,028	$103,898
Thomas E. Lynch	$32,000	$31,870		$35,028	$98,898

(1)	For option awards, fair value is determined using the Black-Scholes option pricing model, while restricted stock is valued using the closing stock price on the date of grant. See Note 17 to the consolidated financial statements in our Form 10-K for fiscal 2011 regarding assumptions underlying valuation of equity awards. Represents stock grants awarded in fiscal 2011 for fiscal 2012 services.

(2)	The aggregate number of fully vested stock awards and the aggregate number of options awards outstanding for each non-employee director at the end of fiscal 2011 are as follows:

Name	Aggregate Stock Awards	Aggregate Option Awards
Charles J. Chapman, III	—	—
Domenic Colasacco	308	9,732
Fred K. Foulkes	308	9,732
Larry J. Franklin	308	9,732
Thomas E. Lynch	308	924

(3)	Due to an arrangement with his former employer, Mr. Chapman elected to forgo equity based compensation. Mr. Chapman ceased serving as a director on November 11, 2011.

The following is a description of the compensation arrangements for our non-employee directors.

Cash Compensation.    Our directors who are not employees each receive an annual cash fee of $32,000, payable in four equal quarterly installments of $8,000 at the beginning of each fiscal quarter. In addition, each non-employee director who serves as a chair of a committee of our Board receives the following annual cash fees, payable in four equal quarterly installments at the beginning of each fiscal quarter:

•	lead independent director — $12,500;

•	chair of the Audit Committee — $10,000;

•	chair of the Compensation and Management Development Committee — $5,000; and

•	chair of the Nominations and Corporate Governance Committee — $3,000.

We also reimburse all non-employee directors for out-of-pocket expenses incurred attending Board, committee, or stockholder meetings.

Equity Compensation.    Our non-employee directors, other than Mr. Chapman, also receive equity compensation for serving as directors, which consists of annual grants made as of the first business day of the fiscal year for the prior fiscal year’s service. Our non-employee directors received the following annual equity grants on December 28, 2011 for their fiscal 2011 service:

•	229 shares of our Class A Common Stock (which is equal to $32,000 divided by $139.17, the fair market value of our Class A Common Stock on the date grant); and

•

a fully vested option to purchase 687 shares of our Class A Common Stock (which is equal to 3 times the number of shares of Class A Common Stock granted, as described in the bullet above), with an exercise price of $139.17, which was the fair market value of the stock on the date of grant. The options are exercisable for a period of six years, subject to earlier termination following termination of service as a director.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of February 29, 2012, with respect to the beneficial ownership of our Common Stock by:

•	each director and director nominee,

•	our named executive officers,

•	all of our directors, director nominees and executive officers as a group, and

•	each person we know to beneficially own more than 5% of any class of our Common Stock.

We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to the stock listed. Applicable percentage ownership is based on 28,342,175 shares of Class A Common Stock and 1,383,687 shares of Class B Common Stock issued and outstanding on February 29, 2012. In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options or warrants held by that person or entity that are currently exercisable within sixty days of February 29, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

	Class A Common Stock			Class B Common Stock			Combined Voting Percentage(1)
Name of Beneficial Owner	Number		Percent	Number(1)		Percent

Officers and Directors
Ronald M. Shaich	1,241,858	(2)	4.38%	1,164,596	(2)	84.17%	10.99	%(2)
William W. Moreton	21,278	(3)	*	—		—	*
Jeffrey W. Kip	6,279	(4)	*	—		—	*
John M. Maguire	11,720	(5)	*	—		—	*
Scott G. Davis	18,346	(6)	*	—		—	*
Cedric Vanzura	—	(7)	*	—		—	*
Domenic Colasacco	19,131	(8)	*	194,184	(8)	14.03%	1.85	%(8)
Fred K. Foulkes	20,285	(9)	*	—		—	*
Larry J. Franklin	17,818	(10)	*	—		—	*
Thomas E. Lynch	16,661	(11)	*	—		—	*
All directors, director nominees and executive officers as a group (20 persons)	1,452,377	(12)	4.92%	1,311,690	(12)	94.80%	12.98	%(12)
5% Security Holders
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,538,950	(13)	12.49%	—		—	10.89%
FMR, LLC 82 Devonshire Street Boston, MA 02109	1,902,784	(14)	6.71%	—		—	5.86%
Black Rock, Inc. 40 E. 52nd Street New York, NY 10022	1,513,148	(15)	5.34%	—		—	4.66%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,497,211	(16)	5.28%	—		—	4.61%

*	Less than one percent.

(1)	This column represents voting power rather than percentage of equity interest as each share of Class A Common Stock is entitled to one vote, while each share of Class B Common Stock is entitled to three votes. Combined, the Class A Common Stock (28,342,175 votes) and the Class B Common Stock (1,383,687 votes) entitle their holders to an aggregate of 32,493,236 votes as of February 29, 2012. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-for-one basis.

(2)	Consists of (a) 77,262 shares of Class A Common Stock held by Mr. Shaich, (b) 1,080,717 shares of Class B Common Stock held by Mr. Shaich, (c) 36,789 shares of Class B Common Stock held by the Ronald M. Shaich 2011 Qualified Annuity Interest Trust, a grantor retained annuity trust of which Mr. Shaich is a trustee, and (d) 47,090 shares of Class B Common Stock held by SGC Trust LLC, of which Mr. Shaich is investment trustee and exercises investment and voting control. The combined voting percentage for Mr. Shaich assumes that none of the shares of Class B Common Stock beneficially owned by Mr. Shaich are converted into shares of Class A Common Stock.

(3)	Consists of 21,278 shares of Class A Common Stock held by Mr. Moreton.

(4)	Consists of 6,279 shares of Class A Common Stock held by Mr. Kip.

(5)	Consists of 11,720 shares of Class A Common Stock held by Mr. Maguire.

(6)	Consists of (a) 14,698 shares of Class A Common Stock held by Mr. Davis and (b) 3,648 shares of Class A Common Stock issuable to Mr. Davis upon the exercise of stock options within 60 days of February 29, 2012

(7)	We obtained information regarding beneficial ownership by Mr. Vanzura solely from information provided to us by him.

(8)	Consists of (a) 9,399 shares of Class A Common Stock held by Mr. Colasacco, (b) 9,732 shares of Class A Common Stock issuable to Mr. Colasacco upon the exercise of stock options within 60 days of February 29, 2012, (c) 147,094 shares of Class B Common Stock held by the Ronald M. Shaich Qualified Annuity Interest Trust, a grantor retained annuity trust of which Mr. Colasacco is a trustee, and (d) 47,090 shares of Class B Common Stock held by SGC Trust LLC, of which Mr. Colasacco is a trustee. The combined voting percentage for Mr. Colasacco assumes that none of the shares of Class B Common Stock beneficially owned by Mr. Colasacco are converted into shares of Class A Common Stock.

(9)	Consists of (a) 9,866 shares of Class A Common Stock held by Dr. Foulkes and (b) 10,419 shares of Class A Common Stock issuable to Dr. Foulkes upon the exercise of stock options within 60 days of February 29, 2012.

(10)	Consists of (a) 7,339 shares of Class A Common Stock held by Mr. Franklin and (b) 10,419 shares of Class A Common Stock issuable to Mr. Franklin upon the exercise of stock options within 60 days of February 29, 2012.

(11)	Consists of (a) 15,737 shares of Class A Common Stock held by Mr. Lynch and (b) 924 shares of Class A Common Stock issuable to Mr. Lynch upon the exercise of stock options within 60 days of February 29, 2012.

(12)

In addition to the shares beneficially owned by the directors and executive officers listed above, includes (a) 73,582 shares of Class A Common Stock held by Messrs. Blair, Borland, Chapman, Davis, Hurst, Kish, Kupstas, Nolan, Simon, Simpson and Ms. Dunlap, (b) 1,084 shares of Class A Common Stock issuable to Messrs. Blair, Borland, Chapman, Hurst, Kish, Kupstas, Nolan, Simon, Simpson and Ms. Dunlap upon the exercise of stock options within 60 days of February 29, 2012, (c) 2 shares of Class A Common Stock owned by members of Mr. Kish’s immediate family over which Mr. Kish shares beneficial ownership and (d) 8,575 shares of Class A Common Stock held by a trust over which Mr. Kupstas shares beneficial ownership. The combined voting percentage assumes that none of the shares of Class B Common Stock beneficially owned by Messrs. Shaich and Colasacco are converted into shares of Class A Common Stock.

For the purpose of calculating shares of Class B Common Stock beneficially owned by all directors, director nominees and executive officers as a group, the 47,090 shares of Class B Common Stock held by SGC Trust LLC reported as beneficially owned by each of Messrs. Shaich and Colasacco have been included in the calculation only once.

(13)	Consists of 3,538,950 shares of Class A Common Stock reported as beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”), of which Price Associates reports sole voting power with respect to 737,040 shares and sole dispositive power with respect to 3,538,950 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 6 to Schedule 13G that was filed with the SEC on February 13, 2012.

(14)	Consists of 1,902,784 shares of Class A Common Stock reported as beneficially owned by FMR, LLC (“FMR”), of which FMR reports sole voting power with respect to 606 shares and sole dispositive power with respect to 1,902,784 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,902,784 shares of Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity funds (the “Funds”) each has sole power to dispose of the 1,513,148 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 2 to Schedule 13G that was filed with the SEC on February 14, 2012.

(15)	Consists of 1,513,148 shares of Class A Common Stock reported as beneficially owned by Black Rock, Inc. (“Black Rock”) and over which Black Rock reports voting and sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 2 to Schedule 13G that was filed with the SEC on February 13, 2012.

(16)	Consists of 1,497,211 shares of Class A Common Stock reported as beneficially owned by The Vanguard Group, Inc. (“Vanguard”), of which Vanguard reports sole voting power with respect to 20,950 shares of and sole dispositive power with respect to 1,497,211 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 20,950 shares of Class A Common Stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G filed with the SEC on February 9, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during fiscal 2011, our directors, executive officers and beneficial owners of more than

10% of our Common Stock timely complied with all applicable filing requirements, with the exception of a late Form 4 reporting the sale of stock that was filed with the SEC on March 8, 2012 on behalf of William Henry Simpson, Jr. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of six members, divided into three classes as follows:

•	Class I is comprised of Fred K. Foulkes and Ronald M. Shaich, each with a term ending in 2014;

•	Class II is comprised of Domenic Colasacco and Thomas E. Lynch, each with a term ending at the 2012 Annual Meeting; and

•	Class III is comprised of Larry J. Franklin and William W. Moreton, each with a term ending in 2013.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Colasacco and Lynch are current directors whose terms expire at the 2012 Annual Meeting. Messrs. Colasacco and Lynch are each nominated for re-election as a Class II director, with a term ending in 2015.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending in 2015, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either or both nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that either of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

ELECTION OF DOMENIC COLASACCO AND THOMAS E. LYNCH.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of short-, intermediate- and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement beginning on page 20, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to the fiscal year ended December 27, 2011. At our 2011 annual meeting of stockholders, a majority of our stockholders supported an annual vote on our executive compensation and, in response, our Compensation Committee determined to hold an annual vote on the matter.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our Board believes this link between compensation and the achievement of our short-, intermediate- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Panera Bread Company, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Panera Bread Company, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), creates or implies any change to our fiduciary duties or those of our Board (or any committee thereof), or creates or implies any additional fiduciary duties for us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Unless otherwise indicated on your proxy, your shares will be voted “FOR” the approval of the compensation of our named executive officers.

OUR BOARD RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our books, records and accounts for fiscal 2012. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

PwC was our independent registered public accounting firm for fiscal 2011 and fiscal 2010. A summary of the fees we paid to PwC during fiscal 2011 and fiscal 2010 were follows:

Nature of Service	2011 Fees	2010 Fees
Audit Fees(1)	$738,750	$735,000
Audit-Related Fees(2)	$35,000	$35,000
Tax Fees(3)	$55,763	$113,490
All Other Fees(4)	$1,800	$1,500

Total:	$831,313	$884,990

(1)	The “Audit Fees” represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements and audit services provided in connection with other statutory or regulatory requirements. The Audit Committee pre-approved 100% of the “Audit Fees” in fiscal 2011 and fiscal 2010.

(2)	The “Audit-Related Fees” consist of fees for assurance and related services, including due diligence services, that were reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” The Audit Committee pre-approved 100% of the “Audit-Related Fees” in fiscal 2011 and fiscal 2010.

(3)	The “Tax Fees” include our payments to PwC in fiscal 2011 and fiscal 2010 for their consultation on various income tax planning and compliance matters. The Audit Committee pre-approved 100% of the “Tax Fees” in fiscal 2011 and fiscal 2010.

(4)	The “All Other Fees” consist of fees for products and services (other than the services disclosed under “Audit Fees,” “Audit-Related Fees” and “Tax Fees”) including fees related to the use of PwC’s accounting literature in fiscal 2011 and fiscal 2010. The Audit Committee pre-approved 100% of the “All Other Fees” in fiscal 2011 and fiscal 2010.

The Audit Committee determined that the provision of the non-audit services by PwC described above is compatible with maintaining PwC’s independence.

The Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by PwC and associated fees up to a maximum of $125,000, provided that the Chair of the Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board continues to believe it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION

OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 25, 2012.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting of Stockholders. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2013 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2013, stockholder proposals must be received at our principal executive offices no later than December 17, 2012, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 17, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2013 Annual Meeting of Stockholders but not included in the proxy statement by March 18, 2013, but not before December 18, 2012, which is not less than 60 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2012 Annual Meeting is scheduled to be held on a date before April 17, 2013, or after July 16, 2013, which are dates 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not later than the close of business on the later of (1) the 60th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2013 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to our Board is increased.

Each stockholder’s notice for a proposal must be timely given to our Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (3) the class and number of shares beneficially owned by the stockholder making the proposal, (4) the names and addresses of the beneficial owners of any of our capital stock registered in such stockholder’s name, and the class and number of our shares so owned, (5) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of our shares beneficially owned by such other stockholders, and (6) any material interest of the stockholder proposing to bring such business before such meeting (or any other stockholders known to be supporting such proposal) in such proposal.

For nominations, a stockholder’s notice to the Secretary generally must set forth information specified in our by-laws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of our shares which are beneficially owned by such person on the date of such stockholder notice, and (4) the consent of each nominee to serve as a director if elected. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of our shares held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (3) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566 ext. 6500.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566, ext. 6500.

Miscellaneous

Even if you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the Annual Meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our annual report (without exhibits) filed with the Securities and Exchange Commission on Form 10-K for fiscal 2011 without charge upon written request to: Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2012.
Vote by Internet
• Go to www.investorvote.com/pnra
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees to serve for a term ending in 2015 and FOR Proposals 2 and 3.

1. To elect the following nominees to the Company’s Board of Directors:	+

	For	Withhold		For	Withhold

01 - Domenic Colasacco	☐	☐	02 - Thomas E. Lynch	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.	☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2012.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Panera Bread Company

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, MO 63127

Annual Meeting of Stockholders – May 17, 2012

Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints William W. Moreton and Scott Blair, or either of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2012 Annual Meeting of Stockholders of PANERA BREAD COMPANY to be held at the Four Seasons Hotel, 999 North 2nd Street, St. Louis, Missouri 63102, on May 17, 2012, at 10:30 a.m., Central Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.